Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SHELL ENERGY SERVICES COMPANY, L.L.C.

AND

MXENERGY INC.

DATED AS OF MAY 12, 2006

TABLE OF CONTENTS

	ARTICLE I
	DEFINITIONS

1.1.	Definitions	1
1.2.	Certain Interpretive Matters	10

	ARTICLE II
	THE TRANSACTIONS

2.1.	Purchase and Sale	11
2.2.	Excluded Assets	12
2.3.	Assumed Liabilities	12
2.4.	Purchase Price and Earnest Money	13
2.5.	Adjustments to Estimated Payment	14
2.6.	Post Closing Settlement Adjustments	15
2.7.	Disputes	16
2.8.	Utility/Pipeline Imbalances	16
2.9.	Purchase Price Allocation	17
2.10.	Payments and Charges	17

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1.	Organization and Good Standing	17
3.2.	Authorization	17
3.3.	Enforceability	18
3.4.	Consents	18
3.5.	Foreign Person	18
3.6.	Contracts of Seller	18
3.7.	Title	18
3.8.	Compliance with Laws	19
3.9.	Permits	19
3.10.	Tax Matters	19
3.11.	Litigation	20
3.12.	Absence of Changes	20
3.13.	Brokerage Arrangements	20
3.14.	Financial Statements	20
3.15.	Customers	21
3.16.	Seller’s Privacy Policies	21
3.17.	Payment and Collections Guidelines	21
3.18.	Employee Benefit Matters	21
3.19.	Accounts Receivable	21
3.20.	Labor Matters	21

i

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.	Organization and Good Standing	22
4.2.	Authorization	22
4.3.	Consents	22
4.4.	Enforceability	22
4.5.	Litigation	23
4.6.	Qualified Buyer	23
4.7.	Brokerage Arrangements	23

	ARTICLE V
	CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1.	Seller’s Closing Conditions	23
5.2.	Buyer’s Closing Conditions	24

	ARTICLE VI
	CLOSING

6.1.	Closing	24
6.2.	Deliveries by Seller	25
6.3.	Deliveries by Buyer	25

	ARTICLE VII
	COVENANTS OF THE PARTIES

7.1.	Pre-Closing Conduct of Business	26
7.2.	Pre-Closing Restrictions	26
7.3.	HSR Act	27
7.4.	Access to Information	27
7.5.	Authorizations and Consents	30
7.6.	No Solicitation	30
7.7.	Public Announcements	30
7.8.	Confidentiality	31
7.9.	Supplemental Disclosure	31
7.10.	Replacement of Guarantees	31
7.11.	Employees; Offers of Employment	31
7.12.	Non-Solicitation	32
7.13.	Welfare Plans	33
7.14.	Tri-Party Agreement	33
7.15.	Customer Disclosure	33
7.16.	Review	34
7.17.	Georgia License	34
7.18.	NON-RECOURSE SALE; DISCLAIMER OF WARRANTIES	34
7.19.	Capacity Release	35

	ARTICLE VIII
	INDEMNIFICATION

8.1.	Release and Indemnification	36
8.2.	Payment	40

8.3.	No Duplication of Claims	40
8.4.	Exclusive Remedy	40
8.5.	Purchase Price Adjustment	41
8.6.	Survival	41

	ARTICLE IX
	TAX MATTERS

9.1.	Indemnity	41
9.2.	Returns	42
9.3.	Tax Disputes and Contests	42
9.4.	Time of Payment	43
9.5.	Cooperation and Exchange of Information	43
9.6.	Transfer Taxes and Fees	44
9.7.	Pre-Closing Restrictions	44
9.8.	Sales Tax previously paid by Seller	44
9.9.	Miscellaneous	45
9.10.	Tax Sharing Agreements	45
9.11.	Bulk Transfer Laws	45
9.12.	Conflicts	45

	ARTICLE X
	TERMINATION

10.1.	Termination	45
10.2.	Effect of Termination	46

	ARTICLE XI
	MISCELLANEOUS

11.1.	No Setoff	46
11.2.	Notice	46
11.3.	No Third Party Beneficiaries	47
11.4.	GOVERNING LAW; CONSENT TO JURISDICTION	47
11.5.	Entire Agreement	48
11.6.	Assignment and Binding Effect	48
11.7.	Amendments	48
11.8.	Severability	48
11.9.	No Implied Waivers	48
11.10.	Expenses	49
11.11.	No Joint Venture	49
11.12.	Joint Negotiation	49
11.13.	Authority	49
11.14.	No Recourse	49
11.15.	Disclosure Schedules	49
11.16.	Counterparts	49

DISCLOSURE SCHEDULE

1.1(a)	IT System
1.1(b)	Knowledge Persons of Seller
1.1(c)	Other Contracts
1.1(d)	Retail Contracts
1.1(e)	Encumbrances of Record/Purchase Money Liens
1.1(f)	Knowledge Persons of Buyer
2.5	Purchase Price Calculation
2.9	Asset Allocation
3.2	Authorizations
3.4	Consents - Seller
3.6	Contracts
3.11	Litigation
3.12	Absence of Changes
3.18	Benefit Plans
4.3	Consents - Buyer
5.1(d)	Seller’s Consents
5.1(e)	Seller’s Governmental Approvals
5.2(e)	Buyer’s Governmental Approvals
7.10	Company Guarantees
7.11(a)	Employees
7.11(c)	Employees that may be hired
7.19	Capacity release

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Guaranty
Exhibit E	Form of Temporary Services Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated as of May 12, 2006, is by and between Shell Energy Services Company, L.L.C., a Delaware limited liability company (“Seller” or “SESCo” ), and MxEnergy Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are sometimes herein referred to as the “Parties” and/or individually as a “Party”.

Recitals

WHEREAS, Seller is the supplier of retail natural gas services in Ohio and Georgia and owns contracts and other assets relating thereto; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Assets (as hereinafter defined) on the terms and subject to the conditions in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Definitions.  As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Accounting Arbitrator” means initially, Deloitte & Touche LLP as such person may be substituted as set forth in Section 2.7.

“Accounts Receivable” means all accounts, accounts receivable, advances receivable, Customer deposit money (including, deposit money relating to Customers paying budget billing) notes receivable and other monetary amounts owing or accrued by Third Parties on account of goods sold or services performed, or to be sold or performed, under the Retail Contracts or otherwise owned by the Seller.  Notwithstanding the preceding, any accounts receivable held by the Seller that arose from one of the Ohio LDCs (DEO, COH, NEON and VEDO) shall not be an Account Receivable for purposes of this Agreement.

“AGL” means Atlanta Gas Light Company.

“Affiliate” of a Person means a Person directly or indirectly controlled by, controlling or under common control with the other Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time, together with the exhibits and schedules hereto.

“Applicable Law” means any federal, state, local or municipal statute, law (excluding principles of common law), rule, or regulation, or any judgment, award, order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or any Asset is subject.

“Assets” means all assets owned by Seller less and except the Excluded Assets, including:

(a)           all Accounts Receivable;

(b)           work-in-progress including unbilled revenues earned or accrued, or to be earned or accrued, under the Retail Contracts and attributable to natural gas that has been delivered but not yet billed by Seller;

(c)           the Retail Contracts and all Other Contracts, including any gas transportation agreements, storage and other service agreements or arrangements to the extent freely assignable and relating to the Business;

(d)           the Gas Supply;

(e)           the IT Systems;

(f)            the Books and Records;

(g)           all prepaid expenses, and other prepaid items relating to any of the foregoing Assets and the operation of the Business, except for those relating to the Excluded Assets or constituting or delivered pursuant to the Guarantees; and

(h)           all other assets, other than the Excluded Assets, of whatever nature and wherever located that are exclusively related to or exclusively used in the Business.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, stock option or other stock plan, supplemental, bonus or incentive plan, severance pay, or any holiday or vacation plan or personnel policy or practice maintained, contributed to or sponsored by Seller or its Affiliates, as of the date of execution of the Agreement, for the benefit of any current or former Employee.

“Books and Records” means files, data and documents in every medium stored or contained in Seller’s or its Affiliates’ possession to the extent primarily related to the Assets or the Customers including, (a) present and pending customer lists, (b) all audio recordings from the call center of the Customers, (c) account and meter numbers, (d) rate codes, (e) class codes, (f) pricing, pricing models, financial statements, and related accounts receivable information, (g) historical usage information and imbalances statements received from any LDC, (h) Customer complaints, if any, and responses thereto and written communications with Governmental Entities pertaining thereto, (i) all business reply cards, (j) individual Customer billing and payment history, (k) written communications with Customers, (l) past regulatory filings with Governmental Entities (including any PUC), (m) written communications with Utilities concerning the Business, (n) data pertaining to the past twelve months of Gas Supply,

(o) information regarding current marketing programs, (p) any other information necessary to enroll and continue servicing the Customers as customers of Buyer, (q) Utilities and pipeline invoices for the prior twelve month period, and (r) all data residing on the IT Systems to the extent related to relationship management and the billing system used in the Business.  Notwithstanding the preceding, Books and Records will exclude any of the preceding data and information to the extent that Seller is prohibited from providing such data or information pursuant to any Applicable Law.

“Business” means the current business of Seller with respect to retail sales of natural gas to customers (including Customers) in the State of Ohio and in the State of Georgia.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in Houston, Texas are permitted or required to close.

“Closing Conditions” means, collectively, Seller’s Closing Conditions and Buyer’s Closing Conditions.

“Code” means the Internal Revenue Code of 1986, as amended.

“COH” means Columbia Gas of Ohio, Inc.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties at the date hereof and which do not require the performing party that is acting in good faith to take any extraordinary action or expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and timely satisfy its obligations hereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and MxEnergy Holdings Inc. dated as of December 13, 2005.

“Consequential Damages” means all exemplary, punitive, special, indirect, consequential, remote or speculative damages, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise.

“Customer” means Seller’s counterparty with respect to each Retail Contract and includes (i) then current Customers of Seller, plus (ii) pending additional Customers of Seller.

“Data Retrieval Date” means the date that is one (1) Business Day prior to the Effective Date.

“Data Room” means the information and documentation provided in the electronic data files provided by Seller to Buyer in connection with the transaction contemplated herein, together with all additional information provided in writing to Buyer, its agents or representatives.

“Deductible Amount” means an amount equal to Three Hundred Thousand Dollars ($300,000).

“Direct Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Party against the other Party pursuant to the indemnification provisions contained in Article VIII.

“Disclosure Schedule” means the schedules of Seller attached to this Agreement amended or supplemented in accordance with Section 7.9.

“DOJ” means the Department of Justice.

“DEO” means The East Ohio Gas Company.

“Effective Date” means the effective date and time of the transactions consummated pursuant to this Agreement, and shall be 12:01 a.m. on the Closing Date.

“Employee” shall mean each active employee of Seller or its Affiliates whose duties relate primarily to the Assets.  An Employee shall also include any such employee who is on a short-term disability, FMLA or military leave of absence but is reasonably expected to return to work within six (6) months.

“Encumbrances” means liens, pledges, options, mortgages, security interests, easements, charges, deeds of trust, restrictions and all other encumbrances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“Escrow Agent” means JPMorgan Chase, N.A., or if such firm is unable or unwilling to serve (or is, at the time of its retention under this Agreement, not independent as to Seller and Buyer), such other financial institution of national standing as is mutually appointed by Seller and Buyer.

“Escrow Agreement” means the Escrow Agreement entered into as of May 12, 2006 by and among Buyer, Seller and Escrow Agent.

“Excluded Liabilities” means the following:

(a)           any liability of Seller to the extent (i) unrelated to the Business or the Assets or (ii) related to the Excluded Assets;

(b)           liabilities and obligations of the Seller, fixed or contingent, that relate to the period prior to the Effective Date, whether or not the liability was certain of occurrence or reasonably quantifiable before the Effective Date;

(c)           any liability or obligation for Taxes relating to (i) business operations of Seller not otherwise included within the Business; (ii) the Business and its operations for periods occurring prior to or as of the Effective Date; or (iii) the Assets in so far as such Taxes relate to periods or portions thereof ending on or prior to the Effective Date, including, without limitation, (A) any and all liabilities or obligations for Taxes for which Seller or any of its predecessors or Affiliates is or may be liable, (B) any and all liabilities or obligations for Taxes for which the Seller may be liable pursuant to this Agreement, and (C) any and all liabilities or obligations for

Taxes relating to the Business or the Assets, or with respect to which the Business or the Assets may be subject, levied, or assessed, whether incurred by Seller, its predecessor or Affiliates in the conduct of the Business or otherwise, to the extent such liability or obligation for Taxes relates to periods or portions thereof ending on or prior to the Effective Date;

(d)           any Benefit Plan of Seller or its Affiliates and any liabilities respecting any Benefit Plan; and

(e)           any liabilities of the Seller, fixed or contingent, related to the employment with or the termination of an Employee’s employment with Seller, whether or not liability was certain of occurrence or reasonably quantifiable before the Effective Date.

“FERC” means the Federal Energy Regulatory Commission.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles with such exceptions as may be noted or otherwise referred to on any financial statement (or notes or schedules thereto) or schedule hereto.

“Gas Supply” means the natural gas inventory held in storage by or for the account of Seller for deliveries to Customers in the State of Ohio or in the State of Georgia.

“Governmental Approvals” means all consents and approvals of Governmental Entities that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Laws.

“Governmental Entity” means any domestic or foreign national, state or local government, any subdivision, agency, board, commission, bureau, court, tribunal or other instrumentality or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, including FERC, any PUC, the U.S. Treasury Department, the IRS, the DOJ and the FTC.

“Guarantees” means any and all obligations relating to the guarantees, letters of credit, bonds, cash deposits, and other sureties and credit assurances provided to any Governmental Entity (including any PUC), Utility, pipeline, contract counterparty or other Person by Seller or any of its Affiliates related to the Business or the Assets.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Group” means the Buyer Indemnified Group or the Seller Indemnified Group, as the context requires.

“IT System” means those information technology systems more particularly described on Schedule 1.1(a).

“Knowledge” means (a) with respect to Seller, the actual and conscious knowledge of the Persons set forth on Schedule 1.1(b), without any obligation by any such Person to conduct any investigation in connection with the transactions contemplated hereby or otherwise to determine the existence or absence of facts in any statement qualified by the “Knowledge” of any such Person, and (b) with respect to Buyer, the actual and conscious knowledge of the Persons set forth on Schedule 1.1(f), without any obligation by any such Person to conduct any investigation in connection with the transactions contemplated hereby or otherwise to determine the existence or absence of facts in any statement qualified by the “Knowledge” of any such Person.

“LDC” means local distribution company.

“Losses” means any and all demands, claims, liabilities, losses, obligations, causes of action, damages, fines, penalties, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit, but excluding Consequential Damages except to the extent of Consequential Damages owing to a Third Party.

“Material Adverse Effect” means any material adverse change in the Seller or the Assets that materially impairs the value of or operability of the Assets, taken as a whole, or that materially impedes the ability of a Party to consummate the transactions contemplated hereby, provided that the foregoing shall not include (a) any change that is attributable to (i) factors affecting the natural gas or electric power industries generally, (ii) general national, regional or local economic or financial conditions, (iii) the demand for or market price of natural gas, electricity, or other commodities, whether on a retail or wholesale basis, (iv) changes in Applicable Law, (v) actions taken or omitted to be taken, by or with the consent of Buyer or its Affiliates, (vi) actions or agreements expressly contemplated by this Agreement or matters referred to in Seller’s Disclosure Schedule or (vii) the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby or (b) any matter which is cured (including cures effectuated by Seller) on or prior to the Termination Date.

“NEON” means North East Ohio Natural Gas.

“Other Contracts” means all contracts or agreements of Seller set forth on Schedule 1.1(c).

“Permits” means licenses, permits, variances, exemptions, tariffs, rate schedules and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (a) liens for Taxes, impositions, assessments or other governmental charges not yet delinquent or being contested in good faith, (b) statutory liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith, (c) encumbrances of public record (other than encumbrances securing indebtedness of Seller or its Affiliates for money borrowed) set forth in Schedule 1.1(e), (d) utility easements, restrictive covenants and minor defects, imperfections or irregularities of title, (e) purchase money liens and liens securing rental payments under capital lease arrangements set forth in Schedule 1.1(e), (f) preferential purchase rights and other transfer restrictions, (g) encumbrances created by or resulting from the actions or inactions of Buyer, or its successors and assigns, (h) encumbrances which are set forth in any Permit, (i) restrictions imposed by any Governmental Entity, (j) encumbrances arising under the terms of the Retail

Contracts or Other Contracts (provided such exception is not intended to relate to encumbrances of a third-party on the Retail Contracts or Other Contracts except as otherwise permitted under this definition of Permitted Encumbrances), (k) Governmental Approvals and consents of Third Parties, (l) the terms and conditions of the instrument creating any Asset or Seller’s interest therein and (m) such other encumbrances that do not materially detract from the value or materially interfere with the use of the Assets substantially in the manner presently used.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Entity or other entity.

“Pre-Closing Data Retrieval Date” means the date that is eight (8) Business Days prior to the Effective Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“PUC” means the public utility commission, public service commission or similar Governmental Entity with oversight regarding the conduct of retail natural gas and electric businesses in the State of Ohio or in the State of Georgia.

“Retail Contracts” means all of Seller’s retail natural gas contracts for sales of gas to Customers in the State of Ohio and in the State of Georgia, including those set forth on Schedule 1.1(d).

“Shell Benefit Plan” means the material Benefit Plans of Shell Oil Company as set forth in Shell’s Dimension Summary Plan Description.

“Shell Guaranty” means the form of Guaranty attached hereto as Exhibit D to be executed by Shell Oil Company at the Closing.

“Target Dekatherm Amount” means 37 million dekatherms.

“Tax Proceeding” means any notice of any audit, examination, contest, litigation, or other proceeding by or against any taxing authority that relates in whole or in part to any Tax.

“Tax Return” means any return, (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or other information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to any Tax.

“Taxes” means all taxes, charges, duties, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, ad valorem, profits, windfall profits, use, license, payroll, franchise, value-added, production, severance, withholding, payroll, employment, social security, and other taxes, however denominated, imposed by any Governmental Entity, whether disputed or not, and includes any estimated taxes, interest, penalties or additions to tax that are payable or may become payable in respect thereof.

“Termination Date” means September 2, 2006, but if the sole reason for any delay in closing is related to ongoing regulatory review, and the parties are working in good faith to obtain such regulatory approval, such date shall be extended to comport with the reasonably expected timing of regulatory approval.  Notwithstanding the preceding in no event shall the Termination Date be extended beyond November 2, 2006.

“Third Party” means any Person other than (a) Seller and its Affiliates or (b) Buyer and its Affiliates.

“Third Party Claim” means any claim or the commencement of any claim, action or proceeding with respect to a Loss or potential Loss made or brought by a Third Party.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“Utility” means an LDC or other provider of tariffed services to the Customers, including without limitation, AGL, COH, DEO, NEON and VEDO.

“VEDO” means Vectren Energy Delivery of Ohio, Inc.

In addition, the following terms are defined in the respective Sections of this Agreement indicated below:

Term	Section

Accounts Receivable Amount	Section 2.4(a)(v)

Asset Allocation	Section 2.8

Assignment Agreement	Section 6.2(b)

Assumed Liabilities	Section 2.3

Base Amount	Section 2.4(a)(i)

Buyer	Introduction

Buyer Claims	Section 8.1(b)(i)

Buyer’s Closing Conditions	Section 5.2

Buyer Indemnified Group	Section 8.1(b)(i)

Closing	Section 6.1

Closing Date	Section 6.1

Closing Payment	Section 2.5

Closing Statement	Section 2.5

Dispute Notice	Section 2.7

Earnest Money	Section 2.4(b)

Escrow Amount	Section 2.4(b)

Estimated Price	Section 2.5

Excluded Assets	Section 2.2

Imbalance Amount	Section 2.4(a)(iv)

Indemnitee	Section 8.1(d)

Indemnitor	Section 8.1(d)

Inventory Amount	Section 2.4(a)(iii)

Market to Market Amount	Section 2.4(a)(ii)

Non-Competition Agreements	Section 6.2(c)

Notice of Claim	Section 8.1(d)

Notice Period	Section 2.7

Party/Parties	Introduction

Paying Party	Section 2.10

Post-Closing Adjustment Statement	Section 2.6(b)

Post-Closing Adjustment Item Difference	Section 2.6(b)

pre-Closing covenant	Section 7.1

Prepaid Items Amount	Section 2.4(a)(vi)

Purchase Price	Section 2.4

Receiving Party	Section 2.10

Revenue Amount	Section 2.6(a)(v)

Seller	Introduction

Seller Claims	Section 8.1(c)(i)

Seller’s Closing Conditions	Section 5.1

Seller’s Consents	Section 5.1(d)

Seller’s Governmental Approvals	Section 5.1(e)

Seller Indemnified Group	Section 8.1(c)(i)

Seller’s Payment and Collections Guidelines	Section 3.17

Seller’s Privacy Policies	Section 3.16

Shell Benefit Plan	Section 3.18(a)

Temporary Services Agreement	Section 6.2(g)

Transfer Fees	Section 9.6

Transfer Taxes	Section 9.6

Transferred Contracts	Section 3.6

Transferred Employee	Section 7.11(c)

Transition Services Agreement	Section 6.2(d)

Tri-Party Agreement	Section 7.14

WARN Act	Section 8.1(b)(4)

1.2.          Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)           reference to any gender includes each other gender;

(d)           reference to any (i) agreement (including this Agreement, the Retail Contracts and the Other Contracts), document or instrument means such agreement, document or instrument as amended, extended, renewed or otherwise modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and (ii) Applicable Law means such Applicable Law as amended, modified, codified, reenacted or replaced and in effect from time to time;

(e)           reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f)            the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;

(g)           no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(h)           the word “including” and its derivatives means “including, but is not limited to,” and corresponding derivative expressions;

(i)            a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(j)            each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE II
THE TRANSACTIONS

2.1.          Purchase and Sale.

(a)           At the Closing but effective as of the Effective Date, on the terms and subject to the conditions set forth in this Agreement, Seller shall assign, sell, transfer, set over and deliver to Buyer, all of the Assets as and to the extent existing on the Effective Date.

(b)           Nothing in this Agreement shall be construed as an attempt to assign any Asset which is non-assignable without the consent of a Third Party unless such consent shall have been given.  In the event and to the extent that the Parties are unable to obtain any required consent to such an assignment to Buyer and the Closing occurs, (i) Seller shall continue to be bound thereby and (ii)(A) Buyer shall perform and discharge fully all the obligations of Seller thereunder after the Effective Date and indemnify Seller for all Losses arising out of such performance by Buyer and its successors and assigns, (B) Seller shall exercise or exploit its rights and options under all such affected Assets only as directed by Buyer and at Buyer’s expense, and for the sole and exclusive benefit of Buyer and Buyer shall receive such rights and benefits related thereto, (C) Seller and Buyer shall each use their Commercially Reasonable Efforts to obtain any consents necessary to transfer such Asset and (D) if and when any such consent shall be obtained or such an Asset shall otherwise become assignable, Seller shall assign, in a manner consistent with Section 2.1(a), its rights and obligations under such Assets to Buyer and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations and continue to indemnify Seller as stated above.

2.2.          Excluded Assets.  Notwithstanding anything herein to the contrary, the Assets shall include only those assets described in Section 2.1(a), and Buyer shall have no rights as a result of this Agreement to any assets of Seller other than the Assets, including any of the following excluded assets (collectively, “Excluded Assets”):

(a)           cash and cash equivalents as of the Effective Date, whether on hand, in bank accounts, financial institution accounts, margin accounts or in transit, except for customer deposits included within the definition of Assets;

(b)           all intercompany receivables between Seller and any of its Affiliates;

(c)           except for the Other Contracts set forth in Schedule 1.1(c), gas supply agreements or arrangements, gas sales agreements or arrangements other than the Retail Contracts, gas transportation agreements or arrangements to the extent that they are not transferable, futures contracts or arrangements, hedge contracts or arrangements, and options and swap agreements or arrangements, and all other contracts and agreements not expressly described in Section 2.1;

(d)           tradenames, trademarks, service marks, logos, websites or domain names owned or used or held for use by Seller or its Affiliates, including “Shell”, “SESCO”, “Home Comfort” and derivatives thereof except for the license to use the foregoing during the transition period governed by the Transition Services Agreement;

(e)           insurance policies of or covering Seller or the Assets and rights thereunder in respect to any and all claims under such policies whether such claims are asserted before or after the Effective Date and all rights to any proceeds payable with respect thereto;

(f)            rights, claims and recoveries against Third Parties attributable to the period prior to the Effective Date;

(g)           Shell Home, LLC and any of its assets;

(h)           all other assets, properties, rights and claims of Seller or its Affiliates that do not constitute part of the Assets; and

(i)            files, correspondence, books, records or other documents relating to the foregoing.

Notwithstanding anything to the contrary provided in this Agreement, Seller’s representations and warranties in this Agreement shall not apply to any of the Excluded Assets, and this Section 2.2 shall not apply to any Taxes.

2.3.          Assumed Liabilities.  On the Closing Date, subject to Seller’s indemnity obligations set forth in Section 8.1(b) and Section 9.1, Buyer and Seller shall enter into the Assignment and Assumption Agreement pursuant to which, among other things, except with respect to the Excluded Liabilities, Buyer shall assume and shall be obligated to pay, perform and discharge in accordance with their respective terms, as and when they become due and payable, or are required to be performed, all liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, of Seller attributable to the periods on or after the Effective

Date relating to the Assets or the conduct of business with respect to the Assets, which arose or relate to the periods on, or after the Effective Date (collectively, “Assumed Liabilities”).  Buyer shall not assume any liability for the Excluded Liabilities and such Excluded Liabilities shall remain the sole responsibility of Seller, nor shall Buyer assume any liabilities for contracts that are not Transferred Contracts.

2.4.          Purchase Price and Earnest Money.

(a)           In consideration of the transfer to Buyer of the Assets, and in accordance with this Agreement, Buyer shall pay to Seller the sum of the following (the “Purchase Price”).

(i)            Base Amount.  Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000) (“Base Amount”).

(ii)           Marked to Market Contracts.  An amount (“Marked to Market Amount”) for the value at the Data Retrieval Date for the fixed price contracts and the variable price contracts, marked to market using the methodology set forth on Schedule 2.5(I).  For the avoidance of doubt, a sample calculation prepared for May 11, 2006 utilizing such methodology is included as part of Schedule 2.5(I).

(iii)          Inventory.  An amount (“Inventory Amount”) for the value of the Gas Supply at each location set forth on Schedules 2.5(D) and Schedules 2.5(E) as of the Data Retrieval Date calculated using the methodology set forth on Schedule 2.5(F).  For the avoidance of doubt, a sample calculation prepared for May 11, 2006 utilizing such methodology is included as part of Schedule 2.5(F).

(iv)          Unbilled Revenue.  An amount (“Unbilled Revenue Amount”) for the value of the of revenues under the Retail Contracts attributable to natural gas service provided to Customers by Seller prior to the Effective Date that have not been billed as of the Effective Date calculated using the methodology set forth on Schedule 2.5(M).  For the avoidance of doubt, a sample calculation prepared for May 11, 2006 utilizing such methodology is included as part of Schedule 2.5(M) provided that any and all Unbilled Revenue Amounts shall not include any Taxes with respect to such revenues provided in this Section 2.4(a)(iv).

(v)           Accounts Receivable.  An amount (“Accounts Receivable Amount”) for the value of the Accounts Receivable owned by the Seller as of the Data Retrieval Date calculated using the methodology set forth on Schedule 2.5(G).  For the avoidance of doubt, a sample calculation prepared for May 11, 2006 is included as part of Schedule 2.5(G).

(vi)          Dekatherm Adjustment.  An amount (“Dekatherm Amount”) for the difference in the Target Dekatherm Amount and the projected volume of gas to be provided under the Retail Contracts determined as of the Data Retrieval Date calculated using the methodology set forth on Schedule 2.5(J).  For the avoidance of doubt, a sample calculation prepared for May 11, 2006 is included as part of Schedule 2.5(J).

(vii)         Prepaid Items.  An amount (“Prepaid Items Amount”) which shall be equal to the amount of any cash deposits or prepaid expenses paid for by Seller or its Affiliates relating to the Assets for those goods and/or services contracted for in the ordinary course that have not been performed or delivered as of the Data Retrieval Date calculated using the methodology set forth on Schedule 2.5(H).  For the avoidance of doubt, a sample calculation prepared for May 11, 2006 is included as part of Schedule 2.5(H).

(b)           Concurrently with the execution of this Agreement, Buyer shall make a deposit in the amount of Three Million Dollars ($3,000,000), with Escrow Agent as the “Earnest Money” pursuant to the terms of this Agreement and the Escrow Agreement.

(c)           If the transactions contemplated by this Agreement are consummated, then the Earnest Money and any interest earned thereon (“Escrow Amount”), if any, shall be distributed to Seller and shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Escrow Amount.  Buyer and Seller shall provide written instructions to Escrow Agent to cause Escrow Agent to release such funds to Seller.

(d)           If (i) all conditions precedent to the obligations of Buyer set forth in Section 5.2 have been met; and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to perform any of its obligations hereunder or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the Closing, then, in such event, Seller shall have the right to terminate this Agreement and retain the Escrow Amount, as liquidated damages.  The Parties acknowledge that damages under such circumstances would be difficult to ascertain and that the Escrow Amount represents a reasonable estimate of such damages; payment of such Escrow Amount to Seller shall be Seller’s sole remedy for Buyer’s failure to close the transactions contemplated hereby for any reason.  Buyer and Seller shall provide written instructions to Escrow Agent to cause Escrow Agent to release such funds to Seller.

(e)           If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Closing Date, for any reason other than as set forth in Section 2.2(d), then Buyer shall be entitled to the delivery of the Escrow Amount, free of any claims by Seller with respect thereto.  Buyer and Seller shall thereupon have the rights and obligations set forth in Section 10.2.  Buyer and Seller shall provide written instructions to Escrow Agent to cause Escrow Agent to release such funds to Buyer.

2.5.          Adjustments to Estimated Payment.  On or before four (4) Business Days prior to the Closing, Seller (with the cooperation of Buyer and Buyer will have the ability to review the preparation of the Closing Statement during Seller’s completion thereof) will prepare and deliver to Buyer a written statement prepared in accordance with Schedule 2.5 and the other provisions of this Agreement setting forth (i) the Base Amount, (ii) the estimated Marked to Market Amount, (iii) the estimated Inventory Amount, (iv) the estimated Unbilled Revenue Amount, (v) the estimated Accounts Receivable Amount (vi) the estimated Dekatherm Amount and (vii) the estimated Prepaid Items Amount (collectively, “Estimated Price”), in reasonable detail based on information available to Seller on the Pre-Closing Data Retrieval Date, and wire transfer instructions (the “Closing Statement”).  Within two (2) Business Days of receipt of the Closing Statement setting forth the Estimated Price, Buyer will deliver to Seller a written report containing any changes that Buyer in good faith believes are necessary to make the Closing

Statement consistent with Schedule 2.5 based on the data available as of the Pre-Closing Data Retrieval Date with the explanation therefore.  Such Closing Statement, as agreed upon in writing by the Parties, will be used to determine the Estimated Price.  At the Closing, Buyer shall pay to Seller an amount (“Closing Payment”) equal to the Estimated Price less the Escrow Amount, payable by wire transfer in immediately available funds by wire transfer to the account or accounts designed by Seller.  Neither Tax assets nor Tax liabilities shall be included as adjustments on Schedule 2.5 and on the Closing Statement.

2.6.          Post Closing Settlement Adjustments.

(a)           Adjustment Items.  Post-Closing adjustments will be made to the Estimated Price within the time frames indicated related to the following items:

(i)            The Marked to Market Amount paid as part of the Estimated Price will be trued-up to reflect the actual Marked to Market Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(I) within ten (10) days after Closing.

(ii)           The Inventory Amount paid as part of the Estimated Price will be trued-up to reflect the actual Inventory Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(F) within ten (10) days after Closing.

(iii)          The Unbilled Revenue Amount paid as part of the Estimated Price will be trued-up to reflect the actual Unbilled Revenue Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(M) within forty-five (45) days after the Closing Date.

(iv)          The Accounts Receivable Amount paid as part of the Estimated Price will be trued-up to reflect the actual Accounts Receivable Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(G) within ten (10) days after Closing.

(v)           The Dekatherm Amount paid as part of the Estimated Price will be trued-up to reflect the actual Dekatherm Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(J) within ten (10) days after the Closing Date.

(vi)          The Prepaid Items Amount paid as part of the Estimated Price will be trued-up to reflect the actual Prepaid Items Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(H) within ten (10) days after Closing.

(b)           Post-Closing Adjustment.  As promptly as practicable after the Closing Date, and in any event not later than fifty (50) days after the Closing Date, Seller shall deliver to Buyer a statement (“Post-Closing Adjustment Statement”) reflecting (i)(A) the actual Marked to Market Amount, (B) the actual Inventory Amount, (C) the actual Unbilled Revenue Amount, (D) the actual Accounts Receivable Amount, (E) the actual Dekatherm Amount and (F) the actual Prepaid Items Amount, showing in reasonable detail its calculation of each such item, and (ii) the aggregate difference (“Post-Closing Adjustment Item Difference”), whether positive or negative, between the estimated amounts included in the Estimated Price and the actual amounts included in the Post-Closing Adjustment Item Difference (i.e. estimated amount — actual amount = the difference).  In the event that (A) such difference is positive then Seller shall pay such amount to

Buyer and (B) such difference is negative, then Buyer shall pay such amount to Seller.  Subject to Section 2.7 below any such payment shall be made by the owing Party within six (6) days of the receipt of the Post-Closing Adjustment Statement

(c)           Access.  Buyer and Seller each agree to give the other Party and its authorized representatives reasonable access during regular business hours and upon reasonable advance notice to such employees and books and records of such Party as are reasonably necessary to allow the other Party and its authorized representatives to review the Post-Closing Adjustment Statement with respect to the items to be adjusted.

(d)           Neither Tax Assets nor Tax Liabilities shall be included as adjustments in the Post-Closing Adjustment Statement.

2.7.          Disputes.  In the event Buyer objects to the Post-Closing Adjustment Statement or the Post-Closing Adjustment Item Difference, Buyer, on or before the tenth (10th) day following the delivery of the Post-Closing Adjustment Statement, shall specify in reasonable detail any such objections in a notice sent to Seller (a “Dispute Notice”).  If (a) Buyer fails to deliver a Dispute Notice within the time period specified above for delivery of a Dispute Notice (the “Notice Period”); (b) prior to the expiration of the Notice Period, Buyer indicates in writing that it relinquishes its rights to object to the Post-Closing Adjustment Statement; or (c) Buyer and Seller agree on the resolution of all such objections or changes at any time subsequent to the expiration of the Notice Period, the Post-Closing Adjustment Statement and the Post-Closing Adjustment Item Difference, with any such changes as are agreed upon, shall be final and binding on the Parties.  If Seller and Buyer are unable to resolve the matters addressed in any Dispute Notice, each of Buyer and Seller shall within fourteen (14) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty-five (25) pages or less and submit such summaries to the Houston, Texas office of Deloitte & Touche LLP, or such other party as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Post-Closing Adjustment Statement and any other documentation such Party may desire to submit.  Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  Any payments required to be made pursuant to this Section 2.7 shall be made by the owing party within five (5) days of the final determination of such amounts.  With respect to any dispute under this Section 2.7, the cost of the Accounting Arbitrator will be borne by the Party which the Accounting Arbitrator rules against.  In the event that in any such dispute the Accounting Arbitrator rules in favor of Buyer on certain issues and the Seller on other issues the cost of the Accounting Arbitrator will be borne equally by the Parties.

2.8.          Utility/Pipeline Imbalances.  Seller and Buyer agree that any pipeline or Utility imbalances that arise prior to the Effective Time with respect to the Business shall be the sole responsibility or the sole benefit of Seller and Buyer shall have no claim to or responsibility for any such imbalances.  Buyer shall cooperate with and provide assistance to Seller in the event that Seller is required to settle any such imbalances in-kind provided that Seller shall remain responsible for any costs associated therewith.

2.9.          Purchase Price Allocation.  Seller and Buyer agree to allocate the Purchase Price, as well as any subsequent adjustments to such price, as provided on Schedule 2.9 (the “Asset Allocation”).  The Parties hereby agree that (a) the Asset Allocation shall be completed in the manner required by Code Section 1060, (b) they shall comply with all filing, notice and reporting requirements described in Code Section 1060 and the Treasury regulations promulgated thereunder, and (c) they will report the federal, state, foreign and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such Asset Allocation.  Buyer shall prepare and deliver Form 8594 to Seller within thirty (30) days after the allocation has been determined (pursuant to this Section 2.9) to be timely filed under Applicable Law.  In any Tax Proceeding related to the determination of any Tax, neither the Buyer nor the Seller shall contend or represent that such allocation determined under this Section 2.9 is not a correct allocation.  Buyer and Seller shall notify and provide the other party with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price.

2.10.        Payments and Charges.  Each Party agrees that if any Party (“Receiving Party”) receives any payment that under the terms and provisions of this Agreement should have been paid to the other Party, the Receiving party shall remit such payment to the other Party as soon as reasonably practicable after its receipt.  Each Party agrees that if any Party (“Paying Party”) inadvertently pays any expense or charge that should have been paid by the other Party pursuant to the terms of this Agreement, the Paying Party can invoice the other party for such amount, such invoice to provide sufficient supporting documentation to permit the other Party to verify the appropriateness of the charge and that such charge should be paid by such other Party, and the other Party shall remit to the Paying Party such amount as soon as reasonably practicable after its receipt of such invoice.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in its Disclosure Schedule, Seller represents and warrants to Buyer as follows:

3.1.          Organization and Good Standing.  Seller (i) is a limited liability company that is duly formed, validly existing and in good standing under the laws of the jurisdiction under which it was formed; (ii) is duly qualified as a foreign limited liability company in each jurisdiction where such qualification is necessary because of its conduct of business; and (iii) has all requisite limited liability company power and authority and the legal right to own and operate its properties and to conduct its business, including the Business, as currently conducted.

3.2.          Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary company action on its part.  Except as may result from any facts or circumstances relating solely to Buyer or its Affiliates, the execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby do not and will not (a) violate or breach its organizational documents, (B) violate or breach any Applicable Law binding upon it except as would not reasonably be expected to have a Material Adverse Effect or (c) except as provided for in Schedule 3.2, result in any breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, certification, permit, franchise or other instrument, including the Retail Contracts to which Seller is a party or by which any of such Assets is bound or affected, except as would not reasonably be expected to have a Material Adverse Effect.

3.3.          Enforceability.  This Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.

3.4.          Consents.  Except as provided for in Schedule 3.4, to the Knowledge of Seller, no authorization, approval or consent of any (a) Governmental Entity (other than with respect to the FTC or DOJ as provided for in Section 7.3) is required to be obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby or (b) Person other than a Governmental Entity is required to be obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) where the failure by Seller to obtain such consents, approvals or authorizations would not reasonably be expected to have a Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer.

3.5.          Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.6.          Contracts of Seller.

(a)           Schedule 1.1(c) and Schedule 1.1(d) contains a list of the following agreements and contracts to which Seller is a party or by which Seller or any of the Assets is otherwise bound (the “Transferred Contracts”):

(i)            each Retail Contract (Schedule 1.1(d)); and

(ii)           Other Contracts (Schedule 1.1(c)).

(b)           Except as provided for in Schedule 3.6, (i) neither Seller nor, to the Knowledge of Seller, any other party to any Transferred Contract is in breach or violation thereof, or default thereunder or (ii) Seller has not received any written notice regarding any actual or alleged violation or breach of or default under, any such contract, except where such breaches or violations would not reasonably be expected to have a Material Adverse Effect.  Seller has provided Buyer with access to true and complete copies of all of the Transferred Contracts.

3.7.          Title.  Seller has or will have as of the Closing Date good and defensible title to the Assets, subject to no Encumbrances except for Permitted Encumbrances; provided, however, Seller makes no title representation to the mark “Real Life, Real Easy”.

3.8.          Compliance with Laws.

(a)           To the Knowledge of Seller, Seller is not in violation of any Applicable Law related to the Assets or its conduct of business, nor is it in default with respect to any order, writ, judgment, award, injunction or other decree of any Governmental Entity applicable to it or with respect to the Assets, except such violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b)           Seller (i) is not in violation of any Applicable Law and (ii) did not fraudulently induce any person to enter into any contract, in each case, in connection with Seller’s entering into any of the Retail Contracts except where such violations or fraudulent inducement would not reasonably be expected to have Material Adverse Effect.

3.9.          Permits.  Seller has all Permits that are required for the ownership or operation of the Assets or the conduct of the Business, except where the failure to have such Permits, would not reasonably be expected to have a Material Adverse Effect.  No notice has been received by Seller with respect to any failure by Seller to have any such Permit or to not be in compliance therewith.

3.10.        Tax Matters.  Unless otherwise provided on Schedule 3.10:

(a)           All Tax Returns required to be filed by or with respect to the Seller (or any consolidated, combined, unitary or similar group of which the Seller is or was a member) have been timely filed and all such Tax Returns were correct and complete in all material respects.  All Taxes shown as due on such returns and all other material Taxes, whether or not shown as due on such returns, that are due and payable have been paid;

(b)           All Taxes that the Seller is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party (including amounts paid or owing by or to the Seller) have been duly withheld or collected and, to the extent required, have been paid as required by law and the Seller has complied with all information reporting and record keeping requirements related to withholding and back-up withholding on payments to third parties.  The Seller has paid all employer contributions and premiums, in compliance with all Applicable Laws;

(c)           None of the assumed liabilities of the Seller (i) is an obligation to make any payments of (A) any amount that will be “excess parachute payments” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) is an obligation to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code;

(d)           To the Knowledge of the Seller, no written claim has been made by any Governmental Entity in any jurisdiction where the Seller does not currently file Tax Returns that it is or may be subject to Tax by such jurisdiction, nor has any such assertion been threatened;

(e)           There are no liens for Taxes upon the Assets except for Taxes not yet due and payable;

(f)                                    None of the Assets of the Seller is “tax-exempt use property” within the meaning of Section 168 of the Code; and

(g)                                 There are no proposed reassessments of any of the Assets or other proposals or communications (whether formal or informal) of which the Seller has Knowledge that could increase the amount of Taxes payable by Buyer.

For purposes of this Section 3.10 (Taxes) and Article IX (Tax Matters), any reference to the Seller or any of its subsidiaries shall include (i) any corporation which merged or was liquidated with and into each Seller or any of its subsidiaries and (ii) any predecessor to the Seller or any of its subsidiaries.

3.11.                        Litigation.  Except as set forth on Schedule 3.11, there are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates with respect to the Assets or the Business which would reasonably be expected to have a Material Adverse Effect, or which may affect the validity of any action taken or to be taken by Seller pursuant to or in connection with this Agreement.

3.12.                        Absence of Changes.  Except as set forth on Schedule 3.12, since December 31, 2005:

(a)                                  no events with respect to the Assets have occurred nor has there been any change in the Assets, except for changes or events contemplated by this Agreement and changes or events in the ordinary course of business consistent with past practice which, together with any other such changes or events, have not had and would not reasonably be expected to have a Material Adverse Effect;

(b)                                 there has not been any loss, damage or destruction to any of the IT Systems (whether or not covered by insurance), other than in the ordinary course of business consistent with past practice;

(c)                                  the Seller has not written-off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, other than in the ordinary course of business consistent with past practice; and

(d)                                 the Seller has not pledged or hypothecated any of the Assets or otherwise permitted any of the Assets to become subject to any Encumbrance other than Permitted Encumbrances.

3.13.                        Brokerage Arrangements.  None of Seller or Seller or any Person acting on their behalf has entered (directly or indirectly) into any agreement with any Person, firm or corporation that would obligate, or would purport to obligate, Buyer to pay any commission, brokerage or “finder’s fee” in connection with the transactions contemplated herein.

3.14.                        Financial Statements.  The Seller has delivered to the Buyer accurate and complete copies of the following financial statements:  the audited balance sheet of the Seller as of December 31, 2003, December 31, 2004 and December 31, 2005 and the related statements of earnings, members’ equity and cash flows of the Seller for the fiscal years then ended, together with the notes thereto and the unqualified report and certification of PriceWaterhouseCoopers LLP relating thereto.

3.15.                        Customers.  Except for Customers that are directly served from any interstate or intrastate pipeline, all of the natural gas service addresses of the Customers in the State of Ohio are located in the local distribution company service areas of DEO, COH, NEON and VEDO, and all of the natural gas service addresses of the Customers in the State of Georgia are located in the local distribution company service area of AGL.

3.16.                        Seller’s Privacy Policies.  Seller has provided Buyer with access in the data room to Seller’s customer privacy policies in effect on the date hereof (“Seller’s Privacy Policies”).  Seller has made no written representations, warranties, promises or other provisions to Customers regarding the use or disclosure of customer data or information that do not conform to Seller’s Privacy Policies.  To the Knowledge of Seller, Seller has complied with Seller’s Privacy Policies in all material respects in Seller’s conduct of the Business.

3.17.                        Payment and Collections Guidelines.  Seller has provided Buyer with access in the data room to  Seller’s customer payment and collections policies in effect on the date hereof (“Seller’s Payment and Collections Guidelines”).  To the Knowledge of Seller, Seller has complied with Seller’s Payment and Collections Guidelines in all material respects in Seller’s conduct of the Business.

3.18.                        Employee Benefit Matters.

(a)                                  Schedule 3.18 includes a true and correct list of all Shell Benefit Plans.  With respect to each Shell Benefit Plan, Seller has delivered or made available to Buyer a true and complete copy of the Summary Plan Description for each Shell Benefit Plan.

(b)                                 No action, inaction or event has occurred with respect to any Benefit Plan or any employee benefit plan of Seller or of any entity that, together with Seller, would be considered a single employer within the meaning of Section 4001 of ERISA that has resulted, or that may result in the future, in a lien imposed upon any of the Assets.

(c)                                  Buyer shall not assume or have responsibility for any Benefit Plans or liability with respect thereto.

3.19.                        Accounts Receivable.  The amounts set forth in Schedule 2.5(G) are derived from the amounts set forth in the Seller’s general ledger for such captioned items after deducting the estimated unbilled revenue amounts for the current month as of the date of such Schedule.

3.20.                        Labor Matters.  None of the Employees are subject to collective bargaining agreements or other labor union contracts.  There is no labor organizing activity or labor representation proceeding pending, or to the knowledge of Seller, threatened respecting any Employees.  Seller and its Affiliates are in material compliance with all Applicable Laws in respect of employment and employment practices and the terms and conditions of employment respecting the Employees.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1.                              Organization and Good Standing.  Buyer (a) is a corporation which is duly formed, validly existing and in good standing under the laws of the jurisdiction under which it was formed; (b) is duly qualified as a foreign corporation in each jurisdiction where such qualification will be necessary because of the conduct of its business; and (c) has all requisite corporate power and authority and the legal right to own and operate its properties and to conduct its business as currently conducted.

4.2.                              Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part.  Except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby do not and will not (a) violate or breach its organizational documents, (b) violate or breach any Applicable Law binding upon it except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (c) result in any breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, certification, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected, except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

4.3.                              Consents.  Except as provided for in Schedule 4.3, to the Knowledge of Buyer, no authorization, approval or consent of any (a) Governmental Entity (other than with respect to the FTC or DOJ as provided in Section 7.3) is required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby; or (b) Person other than a Governmental Entity is required to be obtained by Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby except (i) where the failure by Buyer to obtain such consents, approvals or authorizations would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, or (ii) as may be necessary as a result of any facts or circumstances relating solely to Seller.

4.4.                              Enforceability.  This Agreement is the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies in certain instances.

4.5.                              Litigation.  There are no Proceedings pending, to the Knowledge of Buyer or threatened against Buyer or its Affiliates which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, or which may affect the validity of any action taken or to be taken by Buyer pursuant to or in connection with this Agreement.

4.6.                              Qualified Buyer.  To the best of its Knowledge, Buyer is qualified to obtain any permits, licenses or certifications necessary for Buyer to own the Assets and conduct business with respect thereto on and after the Effective Date.

4.7.                              Brokerage Arrangements.  Neither Buyer nor any Person acting on its behalf has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate Seller to pay any commission, brokerage, or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE V
CONDITIONS TO THE PARTIES’ OBLIGATIONS TO CLOSE

5.1.                              Seller’s Closing Conditions.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions (collectively, the “Seller’s Closing Conditions”), all or any of which may be waived in whole or in part by Seller in its sole discretion:

(a)                                  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement that are qualified with respect to materiality (whether by reference to materiality, Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and as of the Closing Date.

(b)                                 Covenants and Agreements Performed.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 6.3 shall have been made.

(c)                                  No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby. No suit, action or other proceeding by any Person (not Affiliated directly or indirectly with Buyer or Seller) before any Governmental Entity of competent jurisdiction over the Parties shall have been instituted and be continuing which challenges this Agreement or seeks to restrain, prohibit, or materially delay the consummation of the transactions contemplated hereby.

(d)                                 Consents.  Seller shall have obtained the consents and approvals, if any, set forth on Schedule 5.1(d) (“Seller’s Consents”).

(e)                                  Governmental Approvals.  Seller shall have received its Governmental Approvals specified on Schedule 5.1(e) (the “Seller’s Governmental Approvals”), which approvals shall not contain any condition which is not reasonably satisfactory to Seller.

(f)                                    Company Guarantees.  Buyer shall have obtained, in accordance with Section 7.10, the releases of the Seller Guarantees and the return of all bonds, letters of credit, guarantees and other credit support vehicles or shall have delivered letters of credit in accordance with Section 7.10.

(g)                                 Compliance with HSR Act.  All requirements under HSR Act applicable to the transactions contemplated hereunder shall have been met, including, without limitation, all necessary filing and waiting requirements.

5.2.                              Buyer’s Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the following conditions (collectively, the “Buyer’s Closing Conditions”), all or any of which may be waived in whole or in part by Buyer in its sole discretion.

(a)                                  Representations and Warranties True.  The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality (whether by reference to materiality, Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and as of the Closing Date.

(b)                                 Covenants and Agreements Performed.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 6.2 shall have been made.

(c)                                  No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby. No suit, action or other proceeding by any Person (not Affiliated directly or indirectly with Buyer or Seller) before any Governmental Entity of competent jurisdiction over the Parties shall have been instituted and be continuing which challenges this Agreement or seeks to restrain, prohibit, or materially delay the consummation of the transactions contemplated hereby.

(d)                                 Consents.  Seller shall have obtained the Seller’s Consents.

(e)                                  Governmental Approvals.  Buyer shall have received its Governmental Approvals specified in Schedule 5.2(e).

(f)                                    Guaranty.  Seller shall have delivered the Shell Guaranty.

(g)                                 Compliance with HSR Act.  All requirements under HSR Act applicable to the transactions contemplated hereunder shall have been met, including, without limitation, all necessary filing and waiting requirements.

ARTICLE VI
CLOSING

6.1.                              Closing.  The Closing of the transactions contemplated by this Agreement (“Closing”) will take place at the offices of Vinson & Elkins LLP, located at 1001 Fannin, 2300

First City Tower, Houston, Texas, at 10:00 a.m., Houston time, on the first Business Day of the month immediately following the month that all of the conditions set forth in Article V have been satisfied, but in no event prior to August 1, 2006, or at such other place and on such other date as may be agreed to in writing by the Parties (the “Closing Date”).  Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

6.2.                              Deliveries by Seller.  At the Closing, Seller will deliver to Buyer the materials listed in this Section or otherwise contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer:

(a)                                  a certificate executed on behalf of Seller by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Sections 5.1(a), 5.1(b) and 5.1(d) have been fulfilled.

(b)                                 the Assignment and Assumption Agreement with respect to the Assets, substantially in the form attached hereto as Exhibit A (“Assignment Agreement”), executed by Seller;

(c)                                  the Non-Competition Agreements, with a term of two (2) years after the Effective Date, and otherwise substantially in the form attached hereto as Exhibit B (“Non-Competition Agreements”), executed by Seller;

(d)                                 the Transition Services Agreement, substantially in the form attached hereto as Exhibit C (“Transition Services Agreement”), executed by Seller or an Affiliate of Seller;

(e)                                  the Shell Guaranty executed by Shell Oil Company;

(f)                                    each Tri-Party Agreement executed by Seller;

(g)                                 the Temporary Services Agreement substantially in the form attached hereto as Exhibit E (“Temporary Services Agreement”) executed by Seller; and

(h)                                 all other agreements, documents, instruments and writings required by this Agreement to be delivered by Seller at or prior to the Closing Date, and such instruments and documents as Buyer or its counsel may reasonably deem necessary or appropriate to consummate the transactions contemplated hereby.

6.3.                              Deliveries by Buyer.  At the Closing, Buyer will deliver to Seller the materials listed in this Section or otherwise contemplated by this Agreement, each in form and substance reasonably satisfactory to Seller:

(a)                                  a certificate executed on behalf of Buyer by an officer thereof, dated the Closing Date, certifying that the conditions set forth in Sections 5.2(a), 5.2(b) and 5.2(d) have been fulfilled.

(b)                                 the Closing Payment, by wire transfer in immediately available funds to the account or accounts designated by Seller;

(c)                                  the Assignment Agreement, executed by Buyer;

(d)                                 the Transition Services Agreement, executed by Buyer;

(e)                                  each Tri-Party Agreement executed by Buyer;

(f)                                    the Temporary Services Agreement executed by Buyer; and

(g)                                 all other agreements, documents, instruments and writings required by this Agreement to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, and such instruments and documents as Seller or its counsel may reasonably deem necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1.                              Pre-Closing Conduct of Business.  Except as specifically contemplated by this Agreement, during the period from the date hereof to the Closing, Seller shall use its Commercially Reasonable Efforts to conduct its operations in the ordinary course of business consistent with past practice in all material respects.  The term “pre-Closing covenant” refers to a covenant to the extent applicable to a period prior to the Closing.

7.2.                              Pre-Closing Restrictions.  Without limiting the generality of Section 7.1, and except as otherwise contemplated in this Agreement, during the period from the date hereof to the Closing, Seller shall not do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(a)                                  acquire, sell, lease, convey, transfer or otherwise dispose of, directly or indirectly, any of the Assets outside of the ordinary course of business;

(b)                                 waive or release any material right or claim owed to Seller or any material debt owed to Seller (in each case) under any of the Transferred Agreements;

(c)                                  enter into or otherwise incur additional contractual obligations with regard to the IT System, outside the ordinary course of business;

(d)                                 amend its certificate of formation, agreement of limited liability company or other governing instruments except for amendments which do not impair Seller’s ability to consummate the transactions contemplated hereby;

(e)                                  acquire (by merger, consolidation or acquisition of capital stock or other equity interests or assets or otherwise) any corporation, limited liability company, partnership, or other business organization or division thereof;

(f)                                    enter into any contract or agreement (other than Retail Contracts) which will be binding on Buyer or the Assets after the Effective Time if such contract will result in liability to Buyer in excess of $50,000 per year;

(g)                                 terminate, curtail or reduce the current number of marketing campaigns to Customers or potential customers, subject to the provisions of Section 7.4(h);

(h)                                 adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Seller;

(i)                                     enter into any commitment for, consent to the imposition of an Encumbrance other than a Permitted Encumbrance or incur any indebtedness or other liability for borrowed money, any of which would be binding on the Assets or the Buyer after Closing (other than Retail or Other Contracts in the ordinary course of business) without the prior written consent of Buyer;

(j)                                     grant to any Employees any increase in compensation, bonuses, benefits or loans or severance benefits, except in the ordinary course of business consistent with past practice or as may be required under any existing contracts, agreements or arrangements which have been disclosed in writing to Buyer or any non-recurring retention bonuses; or

(k)                                  adopt or increase any benefits under any Benefit Plans as applied to Employees that are not otherwise applicable to employees of Seller’s Affiliates generally or under any contract or agreement for any officer, director or consultant whose duties relate primarily to the Assets, except in the ordinary course of business consistent with past practice.

7.3.                              HSR Act.  If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  Each Party shall be responsible for one-half of the costs incurred with respect to filing with the DOJ and FTC or otherwise under the HSR Act; provided that, each Party shall be solely responsible for the costs of its own counsel with respect to such filings and its other internal costs related thereto.

7.4.                              Access to Information.

(a)                                  Access.  During the period from the date hereof through the Closing, Seller (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such management-level personnel, facilities and Books and Records of Seller, as are reasonably necessary to allow Buyer and its authorized representatives to make such investigation as they may reasonably request and

(ii) shall cause officers of Seller, and to the extent Seller has a right to do so, contractors of Seller, (in each case) to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Assets as Buyer may from time to time reasonably request.  Seller shall have the right to have a representative present at all times during any such inspections, interviews and examinations.  Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, (A) bids received from others in connection with the Assets and information and analysis (including financial analysis) relating to such bids including Buyer’s bid, or (B) any information the disclosure of which would jeopardize any privilege available to Seller; provided that if Seller withholds any information pursuant to this clause (B), Seller shall furnish Buyer with a reasonable explanation of the circumstances of the privilege claims sufficient for Buyer to identify the nature of the information withheld.

(b)                                 Issuance of Additional Information.  During the period from the date hereof to the Closing, Seller shall furnish Buyer on a monthly basis, as soon as reasonably practicable after they become available:  (i) updates of the information in the data room concerning current Customer accounts and price plans to the extent that changes thereto occur from month to month; (ii) estimated total unbilled revenue for the Business in each of the States of Georgia and Ohio for the periods ended or ending March 31, 2006 and the Closing Date; and (iii) all components of accounts receivables, net of adjustments, from month to month through the Closing Date.

(c)                                  Adverse Changes.  From the date hereof to the Closing Date, each Party shall promptly notify the other Party in writing of (i) any action, suit, proceeding or investigation that is instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement or (ii) any facts, events, circumstances, actions or developments which become known to such Party and (A) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer or Seller pursuant to this Agreement, or (B) the existence or occurrence of which would cause any of Seller’s or Buyer’s representations or warranties under this Agreement not to be correct and complete in all material respects.  The communication of any such information shall not limit in any way any representations or warranties made by Seller or Buyer or any obligations or liabilities for breach thereof.

(d)                                 Certain Notifications.  Buyer shall as soon as practicable upon becoming aware of any breach by Seller of its representations, warranties or covenants hereunder, notify Seller, specifying the nature thereof in reasonable detail, and shall afford Seller a reasonable opportunity to remedy such breach prior to the Closing but no such failure to notify the Seller shall affect Seller’s responsibilities under this Agreement.

(e)                                  Delivery of Books and Records.  Seller shall provide Buyer with access to the Books and Records at all reasonable times after Closing, and within 90 days of the Closing Date, Seller shall deliver to Buyer the Books and Records.  Buyer agrees that Seller may retain a copy of all Books and Records and other materials relating to the Assets; provided, however, Seller shall not use the retained Books and Records, or convey copies thereof to any Third Party for use, (in each case) in any manner that would violate the Non-Competition Agreement as is then in effect.

(f)                                    Record Preservation by Buyer.  Buyer agrees that it shall preserve and keep in Buyer’s possession for a period of at least ten (10) years from the Closing Date all Books and Records and other materials relating to the Assets as of the date of Closing.  After such ten (10) year period, before Buyer shall dispose of any of such Books and Records and other materials, at least ninety (90) calendar days’ prior notice to such effect shall be given by Buyer to Seller, and Seller and its Affiliates shall be given an opportunity, at Seller’s cost and expense, to remove and retain all or any part of such Books and Records as Seller or its Affiliates may select.  Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all Books and Records and other materials relating to any Proceeding (whether or not existing on the Closing Date) if any reasonable possibility exists that such Proceeding may relate to matters occurring prior to the Effective Date, without regard to the ten year period set forth in this Section 7.4(d), for a period not to exceed the statute of limitations applicable to such Proceeding.  Notwithstanding the preceding, if prior to the end of such ten year period Buyer is unwilling to maintain such Books and Records, Buyer may elect to return such Books and Records to Seller at such time.

(g)                                 Further Assurances.  Each Party shall, at its own cost and expense, at any time and from time to time, upon reasonable request, use its Commercially Reasonable Efforts to (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required to consummate the transactions in accordance with the terms hereof, and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided, however, that in no event shall any Party be required to take any action which increases in any way the liability or obligations of such Party or which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Applicable Law or require the approval of any Governmental Entity.

(h)                                 Marketing Campaigns.  Buyer acknowledges and agrees that Seller from time to time conducts marketing campaigns and promotional activities with respect to the Business; Seller may continue any such marketing campaigns and promotional activities and initiate additional activities of a similar nature and may reduce or increase such activities or terminate such activities in their entirety if such determination is consistent with Seller’s past practices and its ordinary course of business.

(i)                                     Public Offering.  In the event Buyer or an affiliate thereof or successor thereto elects to pursue a public offering or a private offering of debt or equity securities in accordance with Rule 144A under the Securities Act of 1933, Seller with cooperation and assistance from the Buyer for post-December 31, 2005 interim reporting and analysis purposes agrees to:

(i)                                     permit Buyer to use the audited financial statements of Seller for fiscal years ending December 31, 2003, 2004 and 2005, all of which have been previously provided to Buyer, and unaudited financial statements of the Business for any quarterly or other interim periods ending after December 31, 2005 and on or before the Closing Date (including the corresponding period from the prior fiscal year) in connection with such offering,

(ii)                                  provide a copy of the general ledger of Seller that was used in creating the financial statements described in the preceding clause (i), and

(iii)                               (x) provide, prior to the Closing Date, a management’s discussion and analysis for fiscal years ending December 31, 2003, 2004, 2005 and the first quarter of fiscal year 2006 and within 60 days after the Closing Date, a management’s discussion and analysis for any quarterly periods ending after March 31, 2006 and on or before the Closing Date; (y) to provide its consent so as to allow its accountants to provide to any underwriters in connection with such public offering or private placement any comfort letters and consents relating to the provided financial information pertaining to the Seller; and (z) to provide its consent so as to allow its accountants to provide the Buyer and its affiliates access to its accountants’ working papers relating to the provided financial information all at the Buyer’s sole cost and expense.

7.5.                              Authorizations and Consents.  Each Party shall use its Commercially Reasonable Efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to Governmental Approvals) and other Third Parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.  The Parties hereto shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made with a Governmental Entity as contemplated herein.

7.6.                              No Solicitation.  From the date hereof until the Closing, Seller shall not, and shall cause its employees, and shall direct that its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any transaction to acquire the Business or any of the Assets, engage in any negotiations concerning, or provide to any other Person any information or data related to the Business or relating to any of the Assets for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect the acquisition of the Business or the Assets.  Notwithstanding the preceding, Buyer acknowledges that the sale of the assets and the Business was initially conducted through an auction process and various other Persons have data regarding the Business and such Persons may continue to approach Seller regarding the Business.  Buyer agrees that Seller may be required to have contact with such Persons, and provided that Seller and its employees comply in all respects with this Section 7.6, and, in addition do not encourage such Persons to submit additional or revised proposals with respect to the sale and purchase of the Assets or the Business or provide such Persons with additional information regarding the Business such communications shall not breach the terms of this Section 7.6.

7.7.                              Public Announcements.  Prior to any Party or any of its Affiliates issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated, each Party shall first obtain the written consent of the other Party, except as may be required by Applicable Law.

7.8.                              Confidentiality.  Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 7.8, the terms of the Confidentiality Agreement shall remain in full force and effect with respect to information regarding Seller and the Assets.  If Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing).  Buyer hereby agrees it shall maintain all information regarding any Customer, prior customer or potential customer of Seller that it obtains pursuant to the transactions contemplated hereby on the terms set forth in Seller’s Privacy Policies and Applicable Law.

7.9.                              Supplemental Disclosure.  With respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing obligation until the Closing to supplement or amend promptly Seller’s Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in Seller’s Disclosure Schedule.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Sections 5.1 and 5.2 have been fulfilled, the Seller’s Disclosure Schedule (other than Schedule 1.1(c) which will be required to be revised to reflect the then current customers as of the Effective Date) shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim based thereon pursuant to the terms of this Agreement.

7.10.                        Replacement of Guarantees.  Buyer shall obtain, effective as of the Closing Date, the release of Guarantees and any obligations of Seller or its Affiliates related thereto, in form and substance satisfactory to Seller, and, at the Closing, shall return or reimburse Seller for any such cash deposits and replace all bonds, letters of credit, guarantees and other surety arrangements provided, funded or otherwise supported by Seller or its Affiliates including those items listed on Schedule 7.10.  In the event Buyer is unable to obtain all such releases and the return of all such bonds, letters of credit, guarantees and other credit support vehicles, then Buyer agrees to reimburse Seller and its Affiliates upon request for any amounts paid or suffered thereunder after the Closing Date and (a) shall secure such obligation by providing to Seller and its Affiliates at the Closing back-to-back irrevocable stand-by letters of credit issued by nationally recognized financial institutions acceptable to Seller for the benefit of Seller and such Affiliates with respect to each of the Guarantees that remains in effect on and after the Closing Date, satisfactory in form and substance to Seller in its sole discretion, for the full amount and time period (plus additional 60 day periods) that Seller or its Affiliates are liable in respect of any such remaining Guarantee or obligated to perform thereunder and (b) shall use its best efforts after the Closing Date to obtain all such releases and returns promptly.

7.11.                        Employees; Offers of Employment.

(a)                                  Prior to the Closing Date, Seller will deliver Schedule 7.11(a) to Buyer, which will set forth a list as of the date hereof of all Employees by name, position or job title, work location, rate of pay and date of hire; provided that Schedule 7.11(a) shall exclude such information with respect to certain Employees that is protected by Applicable Laws related to privacy.  Seller reserves the right to exclude certain Employees from a list that Seller intends to retain.  Seller shall be entitled to update employee lists as necessary at any time prior to Closing Date to reflect any employment changes in the ordinary course of business.

(b)                                 As soon as practicable after the execution of this Agreement, Seller and Buyer shall announce to the Employees the proposed purchase and sale of the Assets, and Buyer shall have the opportunity to make presentations regarding Buyer’s benefit plans and other terms of potential employment with Buyer to the Employees as a group as well as individually, all in accordance with a protocol to be agreed between Seller and Buyer.

(c)                                  Buyer may, at its option, offer full-time employment to any Employee identified on Schedule 7.11(c), pursuant to a protocol agreed to by the Parties.  Those Employees that accept employment with Buyer shall be referred to as “Transferred Employees”.

(d)                                 Seller shall be responsible for continuing employment or termination of, as appropriate, as of the Closing Date, each Employee who has not been offered employment with Buyer as described in 7.11(c) as of the Closing Date, and Seller shall be responsible for any and all obligations and liabilities arising in connection with such continuing employment with Seller or its Affiliates of any such Employee, including, but not limited to, any obligations respecting Benefit Plans, and in connection with terminations of employment by Seller or its Affiliates of any such Employee, including, but not limited to, any severance or other termination pay consistent with applicable plans.

(e)                                  All Transferred Employees shall cease active participation in all Shell Benefit Plans or any other Benefit Plan as of the Closing Date.  As of the first day following the Closing Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of the Buyer and its Affiliates relating to compensation and employee benefits (each, a “Buyer Plan”) on the same terms as similarly situated employees of the Buyer and its Affiliates. Buyer shall cause all its employee health and welfare benefit plans, programs, policies, and practices in which the Transferred Employees participate, including Buyer’s vacation and sick leave programs, to recognize that Transferred Employee’s service as is recognized by Seller for eligibility to participate, eligibility for enrollment, eligibility for the commencement of benefits and eligibility for the levels of benefits.  Buyer shall cause its employee pension benefit plans, if any (whether defined contribution plans, as defined in Section 3(34) of ERISA, or defined benefit plans, as defined in Section 3(35) of ERISA) to recognize that service as is recognized by Seller’s employee pension benefit plans for all purposes, including eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for the commencement of benefits, eligibility for the forms of benefits, including death benefits, and eligibility for the levels of benefits.  Buyer shall not be required to recognize or cause its employee pension benefit plans to recognize for purposes of benefit accruals service of Transferred Employees recognized by Seller’s employee pension benefit plans.

7.12.                        Non-Solicitation.

(a)                                  Except as provided in Section 7.11(a), for a period of one (1) year from the Effective Date, Buyer and its Affiliates will not (other than in relation to matters which arise in the ordinary course of business or with Seller’s prior written consent) directly or indirectly initiate or accept or engage in or have any contact of any kind with the staff or employees of Seller and its Affiliates or solicit or induce the employment or services or any such staff or such employees; provided, however, that nothing in this Section 7.12(a) shall be construed as prohibiting Buyer or its Affiliates from conducting any general solicitation (including by placing advertisements in any form or method not targeted at such staff or employees).

(b)                                 For a period of one (1) year from the Effective Date, Seller and its Affiliates will not (other than in relation to matters which arise in the ordinary course of business or with Buyer’s prior written consent) directly or indirectly initiate or engage in or have any discussions regarding employment opportunities with the Transferred Employees or solicit or induce the employment or services of any such Transferred Employees; provided, however, that nothing in this Section 7.12(b) shall be construed as prohibiting Seller or its Affiliates from conducting any general solicitation (including by placing advertisements in any form or method not targeted at such staff or employees).

7.13.                        Welfare Plans.  Effective as of the Closing Date, or such later date as the Employee returns to work, (i) Seller shall cause each Transferred Employee to cease to participate in each welfare benefit plan sponsored by Seller or its Affiliates, and (ii) Buyer shall cause each Transferred Employee to be covered by the welfare benefit plans provided by Buyer or its Affiliates.  Seller or its Affiliates shall be liable for claims for benefits (other than for short-term disability, workers’ compensation and medical and dental benefits) by Transferred Employees under such welfare benefit plans arising out of occurrences on or prior to the Closing Date.  Seller or its Affiliates shall be liable for claims for short-term disability benefits and workers’ compensation benefits by Transferred Employees under such welfare benefit plans with respect to payments otherwise due on or prior to the Closing Date.  Seller or its Affiliates shall be liable for claims for medical and dental benefits by Transferred Employees under such welfare benefit plans with respect to services and treatment rendered on or prior to the Closing Date.  Buyer or its Affiliates shall cause there to be waived any preexisting condition restrictions under its health benefits plans to the extent necessary to provide immediate coverage under such plans.  Buyer or its Affiliates shall provide the Transferred Employees (and their respective beneficiaries) with medical benefits sufficient to satisfy the obligations of Seller or its Affiliates under Section 4980B of the Code respecting Transferred Employees.  Seller or its Affiliates shall be liable for all welfare benefits for Employees that are not Transferred Employees.

7.14.                        Tri-Party Agreement.  Buyer and Seller shall use their commercially reasonable efforts to cause each of the applicable Utilities to enter into a tri-party agreement with Buyer and Seller which will set forth certain transition matters that will be required in connection with the transactions contemplated hereby on terms satisfactory to the Parties (a “Tri-Party Agreement”).

7.15.                        Customer Disclosure.  Notwithstanding the provisions of Section 7.7, Seller shall have the right to provide any notice to any Customer or Governmental Authority required by Applicable Law with respect to the transactions contemplated by this Agreement.  Prior to delivering any such notice, Seller shall provide Buyer an opportunity to review, comment and approve the form of any such notice provided that any such approval shall not be unreasonably withheld or delayed.  The costs of providing any such notices shall be borne equally by Buyer and Seller.

7.16.                        Review.

(a)                                  Knowledgeable Buyer.  Buyer has performed all due diligence that it has deemed necessary to perform concerning the Assets and in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby.  Buyer (together with representatives and advisors it has retained) is experienced in, and has extensive knowledge of, the natural gas business and otherwise possesses the knowledge, experience and sophistication to allow it to fully evaluate and accept the merits and risks of entering into the transactions contemplated by this Agreement.  In deciding to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its attorneys, accountants, consultants and representatives) and Buyer has not relied upon, and Buyer expressly waives and releases Seller from any liability for any claims relating to or arising from, any representation, warranty or statement made by, or any advice, document, projection or other information of any type provided by, or any duty to disclose on the part of, Seller or its Affiliates or any of their attorneys, accountants or other representatives, except for the express representations and warranties set forth in Article III and any representation and warranty provided pursuant to Section 6.2(a).

(b)                                 Limited Duties.  Any and all duties and obligations which either Party may have to the other Party with respect to or in connection with the Assets, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement and the Exhibits hereto.  Neither the duties nor obligations of any Party, nor the rights of any Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever.  Neither any equitable nor legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable.  Each of the Parties acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other Party under this Agreement on the basis of any implied obligation or otherwise.

7.17.                        Georgia License.  Buyer shall use Commercially Reasonable Efforts to obtain all necessary Permits required by Applicable Law in order to conduct the Business in Georgia.

7.18.                        NON-RECOURSE SALE; DISCLAIMER OF WARRANTIES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE THAT SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE III OF THIS AGREEMENT OR THE CERTIFICATE DELIVERED BY SELLER TO BUYER PURSUANT TO SECTION 6.2(a), AND IT IS UNDERSTOOD THAT, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, THE ASSETS ARE BEING TRANSFERRED ‘AS IS’ AND ‘WHERE IS’, WITH ALL FAULTS.  BUYER SHALL HAVE NO RECOURSE TO SELLER OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY NON-PERFORMANCE, BREACH, TERMINATION OR ALLEGED TERMINATION OF ANY CONTRACT THAT OCCURS OR IS ATTRIBUTABLE TO THE PERIOD ON OR AFTER THE EFFECTIVE DATE, WHETHER ON ACCOUNT OF ACTIONS OF CUSTOMERS, ANY UTILITY, ANY

GOVERNMENTAL ENTITY OR ANY OTHER PERSON.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN ARTICLE III AND IN THE CERTIFICATE DELIVERED BY SELLER TO BUYER PURSUANT TO SECTION 6.2(a) AND SELLER’S FRAUD, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO SELLER OR THE ASSETS INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF.  OTHER THAN AS SET FORTH IN ARTICLE III OR IN THE CERTIFICATE DELIVERED BY SELLER TO BUYER PURSUANT TO SECTION 6.2(a) AND EXCEPT FOR SELLER’S FRAUD, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF, OR OTHERWISE WITH RESPECT TO, THE INFORMATION, RECORDS OR DATA NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING (a) ANY STATEMENTS MADE (WHETHER ORAL OR WRITTEN) IN CONNECTION WITH BUYER’S DUE DILIGENCE INVESTIGATION, AND (b) ANY ECONOMIC (INCLUDING AS TO REVENUE, PRICE AND EXPENSES) ASSUMPTIONS OR OTHER ECONOMIC INFORMATION, FINANCIAL OR MARKET PROJECTIONS OR FORECASTS RELATING TO THE ASSETS.

7.19.                        Capacity Release.

(a)                                  Except with respect to those agreements set forth on Schedule 7.19 listed as items 3, 4, 5, 6, 7 and 8 thereon, Seller shall use commercially reasonable efforts to release to Buyer for the remainder of the term of such agreements including any renewals of existing contracts listed as items 1, 2 and 13 (list the 2 ANR contracts and 1 DTI contract at max rate) which will be limited to the same capacity and tenor of the existing contracts the firm transportation capacity that Seller holds on the transportation systems of Dominion Transmission, Inc. (“Dominion”) and ANR Pipeline Company (“ANR”) (collectively, the “Pipelines”), under the service agreements identified on Schedule 7.19, pursuant to the capacity release provisions in the Pipelines’ FERC Gas Tariffs.  Seller’s obligations in the foregoing sentence with respect to capacity on Dominion are conditioned on Buyer becoming an approved bidder pursuant to Dominion’s FERC Gas Tariff; and Seller’s obligations with respect to the capacity on ANR are conditioned on Buyer executing a Master Service Agreement with ANR.

(b)                                 With respect to those Agreements set forth on Schedule 7.19 listed as items 3, 4, 5, 6 and 7 thereon, Seller shall use commercially reasonable efforts to cause the primary firm transportation and storage capacity contract holder for such agreements to recall this capacity from Seller and release this capacity to Buyer for the remainder of the term of such agreements.  Seller’s obligations in the foregoing sentence are conditioned on Buyer becoming an approved bidder pursuant to Columbia Gas Transmission Corporation (“Columbia”) FERC Gas Tariff and on the terms of that tariff.

ARTICLE VIII
INDEMNIFICATION

8.1.                              Release and Indemnification.

(a)                                  Release.  EXCEPT FOR BUYER’S EXPRESS REMEDIES UNDER THIS ARTICLE VIII AND ARTICLE IX OF THIS AGREEMENT AND UNDER THE NON-COMPETITION AGREEMENTS, BUYER, FOR ITSELF, ITS AFFILIATES, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY AGREES, EFFECTIVE FROM AND AFTER THE CLOSING, NOT TO MAKE OR ALLOW ITS AFFILIATES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS TO MAKE ANY CLAIMS AGAINST, AND RELEASES, ACQUITS AND DISCHARGES, THE SELLER INDEMNIFIED GROUP FROM ANY AND ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, COSTS, LIABILITIES, OBLIGATIONS OR CAUSES OF ACTION OF ANY KIND OR NATURE, ASSERTED OR UNASSERTED, KNOWN OR UNKNOWN, ABSOLUTE OR CONTINGENT, FORESEEN OR UNFORESEEN, WHETHER IN TORT, CONTRACT OR UNDER APPLICABLE LAW, WHETHER NOW HELD OR HEREAFTER ACQUIRED, AND WHETHER ARISING PRIOR TO OR AFTER THE EFFECTIVE DATE, ARISING OUT OF OR RELATED TO ACTIONS OR OMISSIONS OCCURRING PRIOR TO THE EFFECTIVE DATE OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, SELLER OR THE ASSETS BUT EXCLUDING FRAUD BY THE SELLER.

(b)                                 Indemnification by Seller.

(i)                                     Buyer Claims.  Seller will indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives, and their successors and assigns (collectively, the “Buyer Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Buyer Claims”), in each case even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person included in the Buyer Indemnified Group:

(1)                                  any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement or the certificate delivered by Seller pursuant to Section 6.2(a);

(2)                                  any breach or inaccuracy of the representations or warranties made by Seller in Article III (except Section 3.10 Taxes) or the certificate delivered by Seller pursuant to Section 6.2(a);

(3)                                  any Excluded Liabilities;

(4)                                  all liabilities under the Worker Adjustment Retraining Act of 1988 (the “WARN Act”) with respect to employees of Seller and its Affiliates in connection with actions taken by Seller or its Affiliates prior to the Effective Time;

(5)                                  any Losses associated with the ownership and/or operation of the Business and/or the Assets by Seller prior to the Effective Date; and/or

(6)                                  any failure of Seller to comply with the requirements of any bulk sales laws of any applicable jurisdiction in connection with the transactions contemplated by this Agreement.

(ii)                                  Seller Limitations.  Buyer will not be entitled to any Consequential Damages resulting from or arising out of any Buyer Claims (other than Consequential Damages awarded against Buyer as a result of a Third Party Claim).

(c)                                  Indemnification by Buyer.

(i)                                     Seller Claims.  Buyer will indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives, and their successors and assigns (collectively, the “Seller Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Seller Claims”), in each case even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person included in the Seller Indemnified Group:

(1)                                  any breach or violation of any covenant, obligation or agreement of Buyer set forth in this Agreement or the certificate delivered by Buyer pursuant to Section 6.3(a);

(2)                                  all liabilities arising out of the notification or other requirements of the WARN Act with respect to the Transferred Employees in connection with actions taken by Buyer on or after the Effective Date;

(3)                                  Losses that arise prior to, on or after the Effective Time and relate to Buyer’s or its Affiliate’s interviews of employees of Seller or its Affiliates, Buyer’s or its Affiliate’s hiring selection criteria and procedures for hiring any such employees (including Buyer’s use of employees in making the decision to hire or not to hire), or Buyer’s failure or refusal to hire any of such employees (except to the extent such Loss relates to a Loss that Buyer is indemnified for by Seller under Section 8.1(b)(i)(4));

(4)                                  any breach or inaccuracy of any of the representations or warranties made by Buyer in Article IV or the certificate delivered by Buyer pursuant to Section 6.3(a);

(5)                                  the Assumed Liabilities and Losses associated with the ownership and/or operation of the Business and/or the Assets, attributable to the period on or after the Effective Date, to the extent (in each case) that Seller’s indemnity has expired, terminated or otherwise does not cover such Losses; and/or

(6)                                  any Losses related to the agreements released, assigned or transferred to Buyer pursuant to Section 7.19, including any Losses related to any payments by Seller or its Affiliates on any guaranty or other surety arrangement related to such agreements.

(ii)                                  Buyer Limitations.  Seller will not be entitled to any Consequential Damages resulting from or arising out of any Seller Claim (other than Consequential Damages awarded against Seller as a result of a Third Party Claim).

(d)                                 Notice of Third Party Claim.  Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Buyer Indemnified Group or the Seller Indemnified Group entitled to indemnification under Section 8.1(b) or Section 8.1(c), respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against which indemnification is sought (the “Indemnitor”) in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim under Section 8.1(b) or Section 8.1(c).  Such written notice is herein referred to as a “Notice of Claim.”  A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim.  Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except and only to the extent that, as a result of such failure, the Indemnitor was prejudiced.

(e)                                  Defense of Third Party Claims.  The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense.  Within thirty (30) days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing to confirm that the Indemnitor is proceeding with the defense of the Third Party Claim as required hereunder.  The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith and is diligently conducting such defense.  If the Indemnitor does not so notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee.  Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim unless (i) there is no admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee or its Group (i.e., the Seller Indemnified Group or the Buyer Indemnified Group, as the case may be) or the settlement includes a complete and unconditional release of the Indemnitee and its Indemnified Group with respect to the Third Party Claim, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the settlement would not create any material financial or other material obligation on the part of the Indemnitee or its Group.  If a firm offer to settle a Third Party Claim is made by the Person bringing such Third Party Claim without the creation of a material financial or other material obligation on the part of the Indemnitee or its Group and the Indemnitor desires to accept and agree to such offer, the Indemnitor may give notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the end of such fifteen (15) day period.  This Section 8.1(e) is subject to the rights of any insurance carrier of Indemnitor or Indemnitee that is defending the Third Party Claim.  This Section 8.1(e) shall not apply to any Tax matters, which shall be governed by Article IX.

(f)                                    Cooperation.  The Party defending the Third Party Claim will (i) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim, and (ii) afford the other Party the opportunity to participate, at its own expense, in the defense of the Third Party Claim.  The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee).  The Parties will cooperate in the defense of the Third Party Claims including, if requested by the Indemnitor, contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person.  The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.  This Section 8.1(f) shall not apply to any Tax matters, which shall be governed by Article IX.

(g)                                 Direct Claim.  Any Direct Claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, after the Indemnitee becomes aware of such Direct Claim, but the failure to give timely notice will not affect the rights or obligations of the Indemnitor except and only to the extent that, as a result of such failure, the Indemnitor was prejudiced.  The Indemnitor will have a period of such sixty (60) days within which to respond to such Direct Claim.  If the Indemnitor rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

(h)                                 Mitigation and Limitations.  Notwithstanding anything to the contrary contained herein:

(i)                                     None of the Buyer Indemnified Group shall be entitled to assert any right to indemnification under Section 8.1(b)(i) (excluding, however, any right to indemnification under Section 8.1(b)(i)(3), (4) or (5)) (A) until the aggregate amount of all Losses actually suffered by the Buyer Indemnified Group exceeds the Deductible Amount, and then only to the extent such Losses in the aggregate exceed the Deductible Amount, or (B) with respect to any right for indemnification under Sections 8.1(b)(i)(1) and/or (2) at any time after the date that is one (1) year from the Closing Date and for Section 8.1(b)(i)(6) at any time after the period of limitations has run.  Notwithstanding anything herein to the contrary, in no event shall Seller ever be required to indemnify the Buyer Indemnified Group for Losses (I) in any amount exceeding, in the aggregate, twenty-five percent (25%) of the Base Amount (except with respect to indemnification claims pursuant to Section 8.1(b)(i)(3), (4) or (5) which will not be so limited), (II) to the extent the Loss is caused by an action or omission of any member of the Buyer Indemnified Group, or (III) to the extent the Loss is caused by the failure of Buyer to perform its obligations under this Agreement.  As stated above, any claim for indemnification made by a member of the Buyer Indemnified Group pursuant to Section 8.1(b)(i)(3), (4) and/or (5), shall not be subject to the Deductible Amount, or the cap in

Section 8.1(h)(i)(I) and may be made at any time after the Closing Date.  Notwithstanding anything herein to the contrary, the foregoing limitations set forth in this Section 8.1(h)(i) shall not apply to any Losses of the Buyer Indemnified Group arising from or relating to the Excluded Liabilities, actual fraud on the part of Seller under this Agreement or the breach by Seller’s of its representation and warranty under Section 3.13.  This Section 8.1(h)(i) shall not apply to any Tax indemnification  obligations or any other Tax obligations pursuant to Article IX.

(ii)                                  Any claim for indemnity hereunder shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnitee.  This Section 8.1(h)(ii) shall not apply to any Tax matters provided in the Agreement or any other Tax obligations pursuant to this Article VIII or Article IX.

(iii)                               Any Person entitled to receive indemnification under this Agreement shall use its Commercially Reasonable Efforts to mitigate the amount of any Loss for which it seeks indemnification.

8.2.                              Payment.  In the event that a Party is required to make an indemnity payment under this Agreement, such Party shall pay the Indemnitee the amount so determined within fifteen (15) Business Days following an agreement between Buyer and Seller or other final determination that an indemnity amount is payable.  Upon making any indemnity payment, the Indemnitor will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any other Person in respect of the Losses to which the indemnity payment relates; provided, however, that, until the Indemnitee recovers full payment of its Losses, any and all claims of the Indemnitor against any such other Person on account of said indemnity payment is hereby made expressly subordinate and subject in right of payment to the Indemnitee’s rights against such other Person.

8.3.                              No Duplication of Claims.  No Indemnitee shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once in respect of any one such breach or any fact, event or circumstance or related set of facts, events or circumstances.  Notwithstanding the preceding, in the event that a separate action is brought with respect to any fact, event or circumstance that gave rise to a previous claim if an Indemnitee suffers additional Losses with respect thereto, such Losses shall not be limited by this Section 8.3.  Without limitation of the foregoing, the Parties agree that matters covered by post-Closing settlement adjustments pursuant to Section 2.6 and paid in accordance therewith shall not be the subject of indemnification claims under Article VIII.

8.4.                              Exclusive Remedy.

(a)                                  Except for the rights of the Parties under the Non-Competition Agreements and the Shell Guaranty, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any Loss arising out of any breach by an Indemnitor of any representation, warranty, covenant or agreement of such Indemnitor set forth in this Agreement, or related in any way to this Agreement or the transactions contemplated hereby.  Except for the rights of the Parties under the Non-Competition Agreements and the Shell Guaranty, no Indemnitee shall have any other remedy

(statutory, equitable, common law or otherwise) against an Indemnitor with respect thereto, all such other remedies hereby being waived.

(b)                                 Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Buyer, after Closing, to rescind this Agreement or any of the transactions contemplated hereby, except for claims arising due to the fraud of Seller.

8.5.                              Purchase Price Adjustment.  Any payment made pursuant to this Article VIII or Article IX shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes, to the extent permitted by Applicable Law.

8.6.                              Survival.  All representations, warranties and pre-Closing covenants of the Parties contained in this Agreement shall survive the Closing Date for a period of one year; except that the representations and warranties of the Parties set forth in Sections 3.7, 3.10, 3.13, 3.18(b) and (c) and 4.7 shall survive the Closing Date until the expiration of the applicable statute of limitations for such representations and warranties.  Post-Closing covenants of the Parties contained in this Agreement shall survive the Closing Date indefinitely except as otherwise expressly provided herein.  Notwithstanding anything in this Section 8.6, all covenants relating to Tax matters shall remain in full force and effect in accordance with their respective terms.

ARTICLE IX
TAX MATTERS

9.1.                              Indemnity.

(a)                                   Seller agrees to indemnify and hold harmless Buyer against the following Taxes and against any Losses (collectively, “Indemnified Tax Items”):  (i) with respect to Tax periods or portions thereof ending before the Effective Date (“Pre-Closing Taxable Period”), Taxes imposed on or that relate to the Assets or the Business, or to which the Assets or the Business may be subject, levied or assessed; (ii) with respect to Tax periods beginning before the Effective Date and ending after the Effective Date (“Straddle Period”), Taxes imposed on or that relate to the Assets or the Business, or to which the Assets or the Business may be subject, levied or assessed, which are allocable, pursuant to Section 9.1(b), to the portion of such period ending on the Effective Date; (iii) Taxes resulting from or attributable to the Excluded Assets; (iv) Tax liabilities and obligations that are an Excluded Liability; (v) any breach or inaccuracy of the representations or warranties made by Seller in Section 3.10; and (vi) any and all Taxes of any member of a consolidated, affiliated, combined, or unitary group of which the Seller (or any predecessor of the Seller) is or was a member imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign Tax law and including any liability for Taxes as transferee or successor or pursuant to any contractual obligation for any taxable period that ends (or deemed pursuant to Section 9.1(b) hereof to end) on or before the Effective Date.  Buyer shall be solely responsible for Taxes imposed on or that relate to the Assets for taxable periods beginning after the Effective Date (“Post-Closing Taxable Period”) and the amount of Taxes determined under Section 9.1(b) of this Agreement to be allocable to the period beginning after the Effective Date).

(b)                                  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Effective Date shall be:

(i)                                     in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (including real or personal, tangible or intangible, but excluding Transfer Taxes imposed as a result of the assignments pursuant to this Agreement, as provided under Section 9.7), or (C) payroll or similar Taxes, deemed equal to the amount which would be payable if the Tax year ended on the Effective Date; and

(ii)                                  in the case of Taxes imposed on a periodic basis with respect to the Assets, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Effective Date and the denominator of which is the number of calendar days in such Straddle Period.  Notwithstanding anything in this Section 9.1(b)(ii), the Seller shall be responsible for all Taxes other than income Taxes that are payable with respect to the Assets in those jurisdictions in which the assessment or lien date (i.e., the date on which the liability becomes affixed or assignable to the Assets) falls on or before the Effective Date.

9.2.                              Returns.  Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner (subject to permissible extensions) all Tax Returns with respect to a Pre-Closing Taxable Period relating to the Business or the Assets.  The Seller shall pay or cause to be paid any and all Taxes shown as due on such Tax Returns, and all other Taxes whether or not shown as due on such Tax Return that are due and payable.  Notwithstanding any other provision in this Article IX, any Tax Return relating to a Pre-Closing Taxable Period which is required to be filed by the Buyer shall be prepared by the Seller, submitted by the Seller to the Buyer no later than 20 days before the due date of such Tax Return and, subject to Buyer’s approval, filed by the Buyer.  With respect to Tax Returns for a Straddle Period where each of the Buyer and the Seller are liable for Taxes in accordance with Section 9.1(b), Buyer shall  prepare and timely file all Tax Returns required to be filed after the Effective Date with respect to the Assets, if any, and shall timely pay all Taxes shown to be due on such Tax Returns.  The Seller shall reimburse Buyer for the portion of such Taxes allocated to the Seller in accordance with this Agreement within (10) business days of written notice from the Buyer.  Buyer’s preparation of such Tax Returns shall be submitted to the Seller for comments.  Buyer shall make each such Tax Return available for the Seller’s review no later than ten (10) business days prior to the due date for filing such Tax Return, it being understood that no provision in this Section 9.2 shall limit Buyer’s obligation to timely file such Tax Return and timely pay all Taxes shown to be due thereon.

9.3.                              Tax Disputes and Contests.

(a)                                  In the event that a dispute arises between Seller and Buyer as to the amount of Taxes payable, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party.  If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent

Accountants for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accountants in resolving the dispute shall be borne equally by Seller and Buyer.  Any payment required to be made as a result of the resolution of the dispute by the Independent Accountants shall be made within fifteen (15) Business Days after such resolution.

(b)                                 After the Closing, each Party shall promptly notify the other Party in writing of any written notice of a Tax Proceeding received by the first Party which, if determined adversely to the taxpayer, would be grounds for indemnification under this Agreement; provided, however, that a failure to give such notice will not affect the first Party’s right to indemnification under this Agreement except to the extent, if any, that such failure prejudices the other Party.

(c)                                  In the case of a Tax Proceeding that relates to a Straddle Period with respect to which Seller is required to indemnify Buyer, the Buyer shall have the exclusive right to control such Tax Proceedings, provided that the Seller and counsel of its choosing shall have the right to participate in all material aspects of the prosecution or defense of such Tax Proceeding and the Buyer or Buyer’s representative, as the case may be, shall inform the Seller in advance of the date, time, and place of all material administrative or judicial meetings, conferences, hearings, and other proceedings relating to such Tax Proceeding and shall provide the Seller all reasonable information document requests and other material documents relating to such Tax Proceedings upon receipt from, or in advance of submission to (as the case may be), the relevant taxing authority.  The Seller shall be entitled to have its representatives attend any such administrative or judicial meeting, conference, hearing or other proceeding.  All costs, fees and expenses associated with such Tax Proceeding shall be borne by the Seller and Buyer in the same ratio as the ratio in which, pursuant to the terms of Section 9.1(b), the Seller and Buyer would share the responsibility for payment of such Taxes asserted by the taxing authority in its claim or assessment if such claim or assessment were sustained in its entirety; provided, however, that in the event that any party hereto retains its own advisors or experts in connection with any such Tax Proceeding, the costs and expenses thereof shall be borne solely by such party.

9.4.                              Time of Payment.  Unless otherwise provided in this Article IX payment by a Party of any amounts due under this Article IX in respect of Taxes shall be made (a) at least three (3) Business Days before the due date of the applicable Tax Return (taking into account all applicable extensions) required to be filed by the other Party on which is required to be reported income for a period for which the first Party is responsible under Section 9.1, and (b) within fifteen (15) Business Days following an agreement between Seller and Buyer that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code.  If liability under this Article IX is in respect of Losses other than Taxes, payment by the indemnifying Party of any amounts due under this Article IX shall be made within fifteen (15) Business Days following an agreement between Seller and Buyer or other determination that an indemnity amount is payable.

9.5.                              Cooperation and Exchange of Information.  Each Party on demand shall furnish the other with Tax receipts, books, records and any other documentation necessary to comply with this Article IX, prepare Tax Returns, and respond to any Tax Proceeding.  Each Party shall provide written notice to the other if it learns that any Governmental Entity may take a position inconsistent with this Agreement.  All books, records and information obtained pursuant to this

Section 9.5 or pursuant to any other Section in this Agreement that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto.

9.6.                              Transfer Taxes and Fees.

(a)                                  Notwithstanding Section 9.1(a)(vi), Buyer shall be liable for and shall hold Seller harmless against any sales, use, transfer, gains, value added, stock transfer, stamp taxes, any transfer, recording, registration and other fees, and any other similar Taxes (the “Transfer Taxes”) and all permit or license (including software license) transfer or reissuance fees or payments (“Transfer Fees”), if any, which become payable in connection with the transactions contemplated by this Agreement, whether imposed on Buyer or Seller, and Buyer, at its own expense, will file, to the extent required by Applicable Law, all necessary documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Seller will join in the execution of any such documentation and will take such positions therein as are reasonably requested by Buyer, provided that Seller shall not be required to take a position adverse to its own posture with regard to Taxes.

(b)                                 If, prior to the Effective Date, a Governmental Entity issues an assessment of the value of any Asset and such assessment could affect any Tax liability of Buyer or its Affiliates following the Effective Date (including, without limitation, assessments affecting the valuation of the Business or the Assets), Seller shall immediately notify Buyer of such assessment.  To the extent permissible under Applicable Law, Seller shall take any actions necessary to authorize and enable Buyer to act on its behalf in pursuing such appeal.  If such actions are not permissible, then upon the request of Buyer, Seller shall pursue such appeal in its own name, subject to reimbursement by Buyer for its out-of-pocket expenses reasonably incurred in connection with such appeal.  Seller shall not settle or compromise any such assessment or fail to take any action necessary to preserve Buyer’s right to pursue such an appeal without the consent of Buyer.

9.7.                              Pre-Closing Restrictions.  During the period from the date hereof  to the Effective Date, if the Seller (A) makes or revokes any election or changes any tax accounting practices, procedures or methods relating to any amount of Taxes of the Seller or settles or compromises any Tax Proceeding or other controversy relating to any increase or decrease in amount of Taxes of the Seller, or enters into any other agreement to do any of the foregoing that will increase any Taxes with respect to the Assets for any Post-Closing Taxable Period or portion of a Straddle Period beginning after the Effective Date, or (B) prepares or files any Tax Return in a manner inconsistent with past practice and custom that will increase any Taxes with respect to the Assets for any Post-Closing Taxable Period or portion of a Straddle Period beginning after the Effective Date, then the Seller shall indemnify and hold harmless Buyer for any and all increases in such Taxes and any and all related Losses.

9.8.                              Sales Tax previously paid by Seller.  In connection with Unbilled Revenue Amounts provided in Section 2.4(a)(iv), if (A) the Seller has made a sales Tax payment to the applicable Governmental Entity prior to the Effective Date that is directly related to the service provided, and (B) the Buyer receives a sales tax payment from the Customer that (i) is directly related to the Unbilled Revenue Amount for which service was provided and (ii) is directly related to the payment made by the Seller in this Section 9.8(A) above, then the Buyer shall reimburse the Seller the amount of such sales Tax payment received by the Buyer, provided that such reimbursement shall not be greater than the amount of sales Tax previously remitted by the Seller to such Governmental Entity with respect to such Unbilled Revenue Amount.

9.9.                              Miscellaneous.  Section 8.5 shall apply to all payments made under this Article IX.

9.10.                        Tax Sharing Agreements.  The Buyer shall not have any  liability under any Tax sharing agreement or similar contract or arrangement for which the Seller is liable pursuant to such agreement, contract, or other arrangement.  The Seller shall indemnify the Buyer for all payments that the Buyer is required to make pursuant to this Section 9.10 under Applicable Law.

9.11.                        Bulk Transfer Laws.  Prior to the Effective Date, the Seller shall comply with the requirements of all applicable bulk sale, bulk transfer, and similar laws in all jurisdictions, provided that this Section 9.11 shall only apply as to tax matters.  For the avoidance of doubt, compliance by Seller with the provisions of this Section 9.11 shall not be a condition precedent to Closing.

9.12.                        Conflicts.  In the event of a conflict between this Article IX and any other provision in this Agreement, this Article IX shall govern and control.

ARTICLE X
TERMINATION

10.1.                        Termination.  This Agreement may be terminated at any time prior to the Closing solely as follows:

(a)                                  by Seller or Buyer, if the Closing has not occurred for whatever reason by 5:00 p.m., Houston time, on the Termination Date (unless extended in writing by the Parties) provided that a Party in material breach of this Agreement may not terminate this Agreement pursuant to this Section 10.1(a);

(b)                                 by mutual written consent of Seller and Buyer;

(c)                                  by Buyer, so long as Buyer is not then in material breach of its obligations under this Agreement, upon a material breach of any covenant or agreement on the part of Seller set forth in this Agreement and such breach (i) cannot be cured by Seller or (ii) if curable, is not cured within thirty (30) days of the date on which Seller receives written notice thereof from Buyer;

(d)                                 by Seller, so long as Seller is not then in material breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Buyer set forth in this Agreement and such breach (i) cannot be cured by Buyer or (ii) if curable, is not cured within thirty (30) days of the date on which Buyer receives written notice thereof from Seller; or

(e)                                  by Buyer or Seller, if any competent Governmental Entity shall have issued an order, decree or ruling or taken any other action, which permanently enjoins or prevents or otherwise prohibits the acquisition by Buyer of the Assets and such order, decree, ruling or other action shall have become final and nonappealable.

10.2.                        Effect of Termination.  If a Party terminates this Agreement under any provision of Section 10.1, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and upon delivery of such notice this Agreement shall become void and have no effect.  If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of any Party (or any Affiliate, shareholder, partner, member, director, manager, officer, employee, agent, consultant or representative of such Party) other than Buyer’s obligations under Section 7.8, and each Party’s obligations under Sections 1.1, 7.7 and 7.12 and Articles X and XI, each of which shall survive the termination hereof.  Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and provisions of this Agreement occurring before such termination.  Notwithstanding anything else contained herein:  (a) as set forth in Section 2.4(d), if Buyer fails to close after all Buyer’s Closing Conditions and the other conditions of Section 2.4(d) are satisfied, Seller’s recovery shall be limited to the Escrow Amount; (b) if Seller fails to close after all of Seller’s Closing Conditions have been satisfied, Seller shall be liable for all of Buyer’s actual out-of-pocket costs associated with the investigation, negotiation and documentation of the transactions contemplated by this Agreement, including attorneys’ fees, costs associated with the financing sought and/or obtained by Buyer to complete this transaction and the accounting fees incurred by Buyer in connection with this transaction up to a maximum of $3,000,000.

ARTICLE XI
MISCELLANEOUS

11.1.                        No Setoff.  Neither Party shall have the right to setoff, net, off-set, or otherwise combine accounts or obligations owed to the other Party or any of its Affiliates under any other agreement(s), instrument(s) or undertaking(s), against any amounts owed or otherwise accrued and payable (regardless of whether such amounts have been or could be invoiced) as of the applicable date of determination by such Party to the other Party or any of its Affiliates under this Agreement.

11.2.                        Notice.  All notices, requests, statements or payments shall be made as specified below.  All notices are required to be in writing and shall be delivered by letter, facsimile or other documentary form.  Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of business in which case it shall be deemed received at the close of the next Business Day).  Notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent.  A Party may change its addresses by providing notice of same in accordance herewith.  Notices shall be sent as follows:

If to Seller, to:

Shell Downstream

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attention: General Counsel, Downstream

Fax No.: 713.241.1444

With a copy (which shall not constitute notice) to:

Shell Oil Products

One Shell Plaza

910 Louisiana

Houston, Texas 77002

Attention: Director, Post Closing Rights and Obligations

Fax No.: 713.241.9800

If to Buyer, to:

MxEnergy Inc.

595 Summer Street, Suite 300

Stamford, Connecticut  06901

Attention:	Carole R. Artman-Hodge
Executive Vice President and Chief Operating Officer

Fax No.:  203.975.9659

With a copy to:

Thomas W. Hartmann

General Counsel

MxEnergy Inc.

595 Summer Street, Suite 300

Stamford, Connecticut  06901

Fax No.:  203.975.9659

11.3.                        No Third Party Beneficiaries.   Nothing in this Agreement will provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a Third Party beneficiary contract except with respect to the Buyer Indemnified Group and the Seller Indemnified Group, who may have rights under this Agreement under Article VIII provided that any claims to be brought by the Buyer Indemnified Group or the Seller Indemnified Group under Article VIII will be brought by Buyer or Seller as applicable.  No member of the Seller Indemnified Group or the Buyer Indemnified Group, other than Buyer or Seller, shall be required to consent to any amendment to this Agreement.

11.4.                        GOVERNING LAW; CONSENT TO JURISDICTION.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b)                                 THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN HARRIS COUNTY, TEXAS, AND THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE

TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

11.5.                        Entire Agreement.  This Agreement, the Schedules and Exhibits hereto and the Confidentiality Agreement contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel any and all prior agreements between the Parties as to the matters covered herein.  There are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.

11.6.                        Assignment and Binding Effect.  No Party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Parties, which consent may be granted or withheld in such other Parties’ sole discretion and any attempted assignment in contravention of the foregoing shall be null and void.  All covenants, agreements, representations, warranties and undertakings contained in this Agreement by and on behalf of Seller shall be binding on their respective successors and permitted assigns and inure to the benefit of Buyer and its successors and permitted assigns, whether so expressed or not.

11.7.                        Amendments.  No amendment, modification or change to this Agreement will be enforceable unless reduced to writing and executed by duly authorized representatives of all Parties.

11.8.                        Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all Applicable Laws.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is for any reason or to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by Applicable Law, unless the severance of any such provision from the remainder of this Agreement would change the economic substance of the Agreement as a whole in a manner that is materially adverse to any Party (and such change is not waived in writing by such affected Person).

11.9.                        No Implied Waivers.  Except as expressly provided for herein, no waiver of any of the terms and conditions of this Agreement shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.  Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.  The failure of a party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such party’s right in the future to insist on such strict performance.

11.10.                  Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

11.11.                  No Joint Venture.  Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

11.12.                  Joint Negotiation.  This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party as a result of the preparation, submission or other event of negotiation, drafting or execution hereof.

11.13.                  Authority.  Each Party hereto and each person executing this Agreement on behalf of a Party hereto hereby represents and warrants that the person or Party executing this Agreement is duly authorized to do so.

11.14.                  No Recourse.  Except for obligations covered by the Shell Guaranty, no past, present or future shareholder, partner, member, manager, director, officer, employee, incorporator, attorney, accountant, agent or other representative of any Party hereto or any Affiliate thereof shall have any liability for any obligations of such Party hereto under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

11.15.                  Disclosure Schedules.  Each Schedule, including the Disclosure Schedule, to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement and, to the extent relevant to such Schedule and if the applicability to such Schedule is reasonably apparent on its face.  Certain information set forth in the Schedules, including the Disclosure Schedule, is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules, including the Disclosure Schedule, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules, including the Disclosure Schedule, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule, including the Disclosure Schedule, is or is not material for purposes of this Agreement.

11.16.                  Counterparts.  This Agreement may be executed in several counterparts, including through facsimile signatures, each of which is an original and all of which constitute one and the same agreement.  No Party shall become bound by this Agreement or any other instrument executed by counterpart until all Parties hereto have affixed their respective signatures hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts, all as of the date first above written.

SELLER:

SHELL ENERGY SERVICES COMPANY, L.L.C.

By:	/s/ Steven J. Murray
Steven J. Murray
President and Chief Executive Officer

S-1

BUYER:

MXENERGY INC.

By:	/s/ Jeffrey A. Mayer
Name: Jeffrey A. Mayer
Title: President and Chief Executive Officer

S-2